                                CREDIT AGREEMENT


                                     among


                               THE RIVAL COMPANY


                                      and


                                 CERTAIN BANKS


                                     Agent:

                           NATIONSBANK OF TEXAS, N.A.


                           Dated as of April 15, 1996

                               TABLE OF CONTENTS
                               -----------------

SECTION 1. DEFINITIONS...................................................   1
     1.1   Defined Terms.................................................   1
     1.2   Accounting Principles.........................................  10
     1.3   Other Definitions; Rules of Construction......................  10

SECTION 2. TERMS OF THE FACILITIES.......................................  11
     2.1   Credit........................................................  11
     2.2   Loans/Standby Letters of Credit...............................  11
           2.2.1  Loans..................................................  11
           2.2.2  Interest...............................................  11
           2.2.3  Payments of Principal and Interest.....................  11
           2.2.4  Borrowing Procedure....................................  12
           2.2.5  Method of Payments.....................................  14
           2.2.6  Use of Proceeds........................................  15
     2.3   Provisions Applicable to All Facilities.......................  15
           2.3.1  Calculation of Interest/Default Rate...................  15
           2.3.2  Manner of Payment - Immediately Available Funds........  15
           2.3.3  Procedures for Electing Optional Rates.................  16
           2.3.4  Fees...................................................  18
           2.3.5  Non-Receipt of Funds by the Agent......................  19
           2.3.6  Interest Recapture.....................................  19
           2.3.7  Maximum Rate...........................................  20
     2.4   Additional Standby Letter of Credit Provisions................  20

SECTION 3. WARRANTIES....................................................  22
     3.1   Corporation Existence and Standing............................  22
     3.2   Loan Documents - Corporate Power. Authorization and Validity..  22
     3.3   Loan Documents - Compliance with Laws and Contracts...........  22
     3.4   Financial Statements..........................................  23
     3.5   Taxes.........................................................  23
     3.6   Litigation....................................................  23
     3.7   ERISA.........................................................  23
     3.8   Defaults......................................................  23
     3.9   Liabilities. Investments and Guarantees.......................  24
     3.10  Compliance with Governmental Requirements.....................  24
     3.11  Rights to Conduct Business....................................  24
     3.12  No Casualty...................................................  24
     3.13  Regulation U..................................................  24
     3.14  Governmental Consents.........................................  24
     3.15  Subsidiaries..................................................  24
     3.16  Environmental Compliance......................................  24

                                      (i)

     3.17  Marketable Title..............................................  25
     3.18  Contracts of Surety...........................................  25
     3.19  Insolvency....................................................  25
     3.20  Regulation....................................................  25
     3.21  Full Disclosure...............................................  25
     3.22  General.......................................................  26

SECTION 4. COVENANTS.....................................................  26
     4.1   Affirmative Covenants.........................................  26
           4.1.1   Financial Reporting...................................  26
           4.1.2   Minimum Net Worth.....................................  27
           4.1.3   Fixed Charge Coverage Ratio...........................  28
           4.1.4   Leverage Ratio........................................  28
           4.1.5   Notice of Material Adverse Change.....................  28
           4.1.6   Conduct of Business...................................  28
           4.1.7   Taxes.................................................  28
           4.1.8   Insurance.............................................  28
           4.1.9   Compliance with Laws..................................  28
           4.1.10  Maintenance of Properties.............................  28
           4.1.11  Inspection............................................  29
           4.1.12  Trade Accounts........................................  29
           4.1.13  Use of Proceeds.......................................  29
           4.1.14  Reports...............................................  29
           4.1.15  Licenses..............................................  29
           4.1.16  Notice of Environmental Matters.......................  29
           4.1.17  Subsidiary Guaranties.................................  30
     4.2   Negative Covenants............................................  30
           4.2.1   Dispose of Property...................................  30
           4.2.2   Liens.................................................  30
           4.2.3   Merger, Etc...........................................  30
           4.2.4   Dividends.............................................  30
           4.2.5   Sell and Leaseback....................................  31
           4.2.6   Indebtedness..........................................  31
           4.2.7   Investments...........................................  31
           4.2.8   Loans and Advances....................................  31
           4.2.9   Guarantees............................................  31
           4.2.10  Special Corporate Transactions........................  32
           4.2.11  Accounting Policies...................................  32
           4.2.12  Change of Business....................................  32
           4.2.13  Benefit Plans.........................................  32
           4.2.14  Margin Stock..........................................  32
           4.2.15  Other Agreements......................................  32
           4.2.16  Judgments.............................................  32
           4.2.17  Principal Office......................................  32

                                      (ii)

SECTION 5. CONDITIONS PRECEDENT TO LOANS.................................  32
     5.1  Conditions to Initial Advance..................................  32
           5.1.1  Opinion of Counsel.....................................  33
           5.1.2  Organizational Documents...............................  33
           5.1.3  Corporate Resolutions..................................  33
           5.1.4  Incumbency Certificates................................  33
           5.1.5  Loan Documents.........................................  33
           5.1.6  Insurance..............................................  33
           5.1.7  Facility Fees..........................................  33
           5.1.8  Repayment of Existing Bank Indebtedness................  33
           5.1.9  Additional Documentation...............................  33
     5.2  Conditions to Subsequent Advances..............................  34

SECTION 6. DEFAULT.......................................................  34
     6.1   Events of Default.............................................  34
     6.2   Acceleration..................................................  36
     6.3   Subrogation...................................................  36
     6.4   Deposit to Secure Reimbursement Obligations...................  36
     6.5   Preservation of Rights........................................  37

SECTION 7. THE AGENT.....................................................  37
     7.1   Appointment...................................................  37
     7.2   Powers........................................................  37
     7.3   Exculpatory Provisions........................................  37
     7.4   Reliance by Agent.............................................  38
     7.5   Defaults/Notices..............................................  38
     7.6   Non-Reliance on Agent and Other Banks.........................  38
     7.7   Rights as Bank................................................  39
     7.8   Agent's Indemnification and Reimbursement.....................  39
     7.9   Successor Agent...............................................  39

SECTION 8. GENERAL PROVISIONS............................................  40
     8.1   Waivers, Amendments and Remedies..............................  40
     8.2   Taxes.........................................................  40
     8.3   Successors and Assigns........................................  41
     8.4   Waiver of Setoff..............................................  41
     8.5   Severability..................................................  41
     8.6   ENTIRE AGREEMENT..............................................  41
     8.7   Several Obligations...........................................  41
     8.8   Costs and Expenses............................................  41
     8.9   CHOICE OF LAW.................................................  42
     8.10  Headings......................................................  42
     8.11  Notices.......................................................  42
     8.12  Counterparts..................................................  43


                                     (iii)

     8.13  Participations and Assignments................................  43
           8.13.1  Participations........................................  43
           8.13.2  Assignments...........................................  43
     8.14  Setoff........................................................  44
     8.15  Indemnification...............................................  44
     8.16  Additional Amounts Payable....................................  44
     8.17  Banks Not in Control..........................................  45
     8.18  Adjustments...................................................  45
     8.19  Application of Proceeds.......................................  45
     8.20  Exceptions to Covenants.......................................  46
     8.21  Survival......................................................  46



Schedule 1.1         -   Banks and Commitments
Schedule 3.6         -   Litigation
Schedule 3.15        -   Subsidiaries
Schedule 3.16        -   Environmental Compliance
Schedule 4.2.2       -   Liens
Schedule 4.2.6       -   Existing Indebtedness
Schedule 4.2.9       -   Guarantees

Exhibit A    -    Note
Exhibit B    -    Application for Advance
Exhibit C    -    Standby Letter of Credit Application
Exhibit D    -    Compliance Certificate
Exhibit E    -    Legal Opinion of Borrower's Counsel


                                      (iv)

                                CREDIT AGREEMENT
                                ----------------


     THIS AGREEMENT, made as of the 15th day of April, 1996, among THE RIVAL COMPANY, a Delaware corporation (the "BORROWER"), NATIONSBANK OF TEXAS, N.A., BANK ONE, INDIANAPOLIS, NATIONAL ASSOCIATION, BANK OF AMERICA ILLINOIS, and other financial institutions from time to time that may become parties hereto (collectively the "BANKS" or individually a "BANK"), and NATIONSBANK OF TEXAS, N.A., a national banking association as agent for the Banks hereunder (in such capacity, together with any successor in such capacity, the "AGENT");


                             SECTION 1. DEFINITIONS
                             ----------------------

     1.1  Defined Terms.  As used in this Agreement:

     "ADJUSTED LIBOR" means, for each LIBOR Loan, the rate per annum (rounded up, if necessary, to the nearest 1/16%) determined by the Agent to be equal to the quotient of (a) the LIBOR divided by (b) 1 minus the Reserve Requirement.

     "ADVANCE" means a disbursement of proceeds of the Loans.

     "AGREEMENT" means this Credit Agreement, as amended, renewed, extended, or restated from time to time.

     "APPLICABLE MARGIN" is determined by reference to the following table:

==============================================================================
                                   Applicable
   Level     Leverage Ratio        Margin for      Applicable     Standby
                                 Adjusted LIBOR    Margin for    Letter of
                                      Loans         CD Loans    Credit Fees
- ------------------------------------------------------------------------------
     I    Less than .40 to 1.0        .45%           .575%         .45%
- ------------------------------------------------------------------------------
    II    Less than or equal          .50%           .625%         .50%
          to .50 to 1.0 but
          greater than or equal
          to .40 to 1.0
- ------------------------------------------------------------------------------
    III   Greater than .50 to         .75%           .875%         .75%
          1.0
==============================================================================

     (a)  Initially, the Applicable Margin shall be at Level III.

     (b) The Applicable Margin shall be subject to adjustment (upwards or downwards, as appropriate) on the effective date of any transaction permitted by
SECTION 4.2.3 hereof based upon the Leverage Ratio determined from a pro forma Consolidated balance sheet, fairly prepared, and in form and substance satisfactory to the

Agent, delivered to the Agent not less than seven (7) Banking Days prior to the scheduled effective date of any such transaction. In the event the Agent has not received the required pro forma Consolidated balance sheet within the time period provided herein, the maximum Leverage Ratio set forth in the foregoing table shall be conclusively presumed to be correct, effective on the effective date of any such transaction until the tenth (10th) Banking Day after the Agent receives such required pro forma Consolidated balance sheet, at which time the Applicable Margin shall be adjusted based upon the Leverage Ratio determined from such pro forma Consolidated balance sheet.

     (c) Also, the Applicable Margin shall be subject to adjustment annually (upwards or downwards, as appropriate) based upon the Leverage Ratio determined from the Borrower's most recent audited annual Consolidated financial statements (commencing with the June 30, 1996 fiscal year end) delivered to the Banks pursuant to SECTION 4.1.1 hereof. The adjustment (upwards or downwards, as appropriate), if any, to the Applicable Margin shall be effective on the tenth
(10th) Banking Day after the Agent receives such audited annual Consolidated financial statements. In the event the Agent has not received the required Consolidated financial statements pursuant to SECTION 4.1.1 hereof within the time period provided therein, the maximum Leverage Ratio set forth in the foregoing table shall be conclusively presumed to be correct until the tenth
(10th) Banking Day after the Agent receives such required Consolidated financial statements, at which time the Adjusted Margin shall be adjusted based upon the Leverage Ratio determined from such Consolidated financial statements.

     (d) In no event shall the Applicable Margin be adjusted downward if there exists a Default or Potential Default on the date on which such downward adjustment would otherwise become effective until such time as the Default or Potential Default has been cured, waived or ceases to exist. The provisions set forth in this definition are not intended to and shall not be construed as authorizing any violation by the Borrower of SECTION 4.1.4 hereof or a waiver of
SECTION 4.1.4 hereof or any commitment by the Banks to waive any violation by the Borrower of SECTION 4.1.4 hereof.

     "APPLICATION" shall have the meaning ascribed in SECTION 2.2.4(a) hereof.

     "AUTHORIZED OFFICER" means the chief financial officer, the treasurer and the controller or such other officer of the Borrower whose authority to perform acts to be performed only by an Authorized Officer under the terms of this Agreement is evidenced by a certified copy of an appropriate resolution of the Board of Directors of the Borrower.

     "BANK AFFILIATE" means, as to any Bank, another bank (a) which directly or indirectly controls, or is controlled by, or is under common control with the subject Bank, (b) which directly or indirectly beneficially owns or holds Fifty Percent (50%) or more of any class of the voting stock of the subject Bank, (c) of which Fifty Percent (50%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the subject Bank. For purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

     "BANKING DAY" means, (a) for all purposes, a day on which the principal domestic office of each Bank is open for the purpose of conducting substantially all of its business activities, and (b) if the context in which the reference to this term is made relates to a LIBOR Loan, LIBOR Interest Period, or notice with respect to a LIBOR Loan, a day on which dealings in U.S. dollars deposits are carried on in the London interbank market and banks are open for business in London, and (c) if the context in which the reference to this term is made relates to a CD Rate Loan, CD Rate Interest Period, or notice with respect to a CD Rate Loan, a day on which commercial banking institutions in New York, New York are open for the purpose of conducting substantially all of their business activities.

     "BASE RATE" means a rate per annum equal to the greater of (i) the Prime Rate and (ii) the Federal Funds Effective Rate plus 1/2 of 1%.

     "CAPITALIZED LEASE" means any lease of property which would be capitalized on a balance sheet of a Person prepared in accordance with GAAP.

     "CAPITALIZED LEASE OBLIGATIONS" means the amount of the obligations of a Person under Capitalized Leases which would be shown as liabilities on a balance sheet of a Person prepared in accordance with GAAP.

     "CD RATE" means with respect to a CD Rate Loan for the relevant CD Rate Interest Period, the per annum rate of interest equal to the sum (rounded upward, if necessary, to the nearest 0.01%) of (a) the quotient obtained by dividing (i) the rate of interest determined by the Agent to be the average (rounded upward, if necessary, to the nearest 0.01%) of the prevailing rates per annum bid [at approximately 9:00 A.M. (Dallas time)] two (2) Banking Days prior to the first day of the applicable CD Rate Interest Period by two or more New York certificate of deposit dealers of recognized standing selected by the Agent for the purchase at face value from the Agent (or, at the Agent's discretion, an affiliate of the Agent) of its certificates of deposit in amounts and having maturities comparable to the amount and CD Rate Interest Period of such CD Rate Loan, by (ii) one minus the applicable Reserve Requirement (expressed as a decimal) applicable to such CD Rate Interest Period, plus (b) the actual (or, if not known, the estimated) per annum assessment rate (rounded upward, if necessary, to the nearest 0.01%) payable by the Agent to The Federal Deposit Insurance Corporation (or its successor) for insuring liability for time deposits, as in effect from time to time.

     "CD RATE INTEREST PERIOD" means a period commencing on any date a Permissible Increment of the Loans is to bear interest at an Optional Rate to be calculated by reference to the CD Rate, and ending, as selected by the Borrower, on the 30th, 60th, 90th or 180th (or with the consent of all Banks, the 270th or 360th) day thereafter; provided, that (a) no CD Rate Interest Period shall extend beyond the maturity date of the applicable Loan, (b) if a CD Rate Interest Period would end on a day that is not a Banking Day, such CD Rate Interest Period shall be extended to the next Banking Day unless such Banking Day would fall in the next calendar month, in which event such CD Rate Interest Period shall end on the immediately preceding Banking Day, and (c) the CD Rate shall remain fixed throughout the relevant CD Rate Interest Period.

     "CD RATE LOAN" means any Loan when and to the extent that the interest rate therefor is determined by reference to the CD Rate.

     "COMMITMENT" means, for a Bank, the amount -- subject to cancellation and termination under this Agreement -- that is stated beside its name on SCHEDULE
1.1 or most recent supplement to it.

     "COMMITMENT PERIOD" means the period from the date hereof until June 30, 1999, unless extended by a written agreement executed by all of the Banks.

     "COMPLIANCE CERTIFICATE" means a Compliance Certificate, in the form of Exhibit D, duly executed by the chief financial officer or treasurer of the Borrower.

     "CONSOLIDATED" means a calculation or a determination for a Person and its Subsidiaries made in accordance with GAAP, including principles of consolidation.

     "CONSOLIDATED INDEBTEDNESS" means the Indebtedness of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP and as shown on the balance sheets furnished to the Banks from time to time pursuant to SECTION
4.1.1 hereof.

     "CONSOLIDATED NET WORTH" means the excess of the Borrower's Consolidated total assets over the Borrower's Consolidated Total Liabilities, each determined in accordance with GAAP and as shown on the balance sheets furnished to the Banks from time to time pursuant to SECTION 4.1.1 hereof.

     "CONSOLIDATED TOTAL LIABILITIES" means the Consolidated total liabilities of the Borrower and its Subsidiaries, determined in accordance with GAAP and as shown on the financial statements furnished to the Banks from time to time pursuant to SECTION 4.1.1 hereof.

     "DEFAULT" means an event described in SECTION 6.1 hereof.

     "DOLLARS" and the sign "$" means lawful money of the United States of America.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE" means any trade or business, whether or not incorporated, which together with the Borrower would be treated as a single employer under ERISA.

     "ENVIRONMENTAL LAWS" means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any Governmental Authority concerning health, safety and protection of, or regulations of the discharge or substances into, the environment.

     "FACILITIES" means the Loans, the Standby Letters of Credit, and any and all participations in the Standby Letters of Credit.

     "FEDERAL FUNDS EFFECTIVE RATE" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Banking Day, for the immediately preceding Banking Day) by the Federal Reserve Bank of Dallas, or, if such rate is not so published for any day which is a Banking Day, the average of the quotations at approximately 10:00 A.M. (Dallas time) on such day on such transactions received by the Agent from three (3) Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

     "FIXED CHARGE COVERAGE RATIO" means the ratio of (a) the sum of (i) Consolidated net income before Consolidated interest expense, Consolidated taxes and Consolidated extraordinary items, (ii) Consolidated depreciation expense, and (iii) Consolidated amortization expense, to (b) the sum of (i) Consolidated current maturities of long term indebtedness, (ii) Consolidated capital expenditures, (iii) Consolidated income tax expense determined on a cash basis,
(iv) Consolidated dividends paid or currently payable, and (v) Consolidated interest expense. The Fixed Charge Coverage Ratio shall be determined from the financial statements furnished to the Banks from time to time pursuant to
SECTION 4.1.1 hereof, and will be computed for the four (4) fiscal quarters immediately preceding the date of determination.

     "GAAP" means generally accepted accounting principles in the United States of America in effect from time to time as promulgated by the Financial Standards Accounting Board and recognized and interpreted by the American Institute of Certified Public Accountants.

     "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limiting the generality of the foregoing, any agency, body, commission, court or department thereof, whether federal, state, local or foreign.

     "GUARANTOR" means each Subsidiary which executes a Guaranty.

     "GUARANTY" means a continuing Guaranty, in form and substance satisfactory to the Banks, duly executed by each Guarantor to the Banks supporting the Obligations, including any amendment, modification, reaffirmation, substitution or replacement thereof.

     "INDEBTEDNESS" means (a) all indebtedness or other obligations of a Person for borrowed money or for the deferred purchase price of property or services;
(b) all indebtedness or other obligations of any other Person for borrowed money or for the deferred purchase price of property or services, the payment or collection of which the subject Person has guaranteed (except by reason of endorsement for collection in the ordinary course of business) or in respect of which such Person is liable, contingently or otherwise, including, without limitation, liability to reimburse draws under any letter of credit, liability by way of agreement to purchase, to provide funds for payment, to supply funds to or otherwise to invest in such other Person, or otherwise to assure a creditor against loss; (c) all indebtedness or other obligations of any other Person for borrowed money or for the deferred purchase price of property or services secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon or in property owned by the subject Person, whether or not the subject Person has assumed or become liable for the payment of such indebtedness or obligations; and (d) Capitalized Lease Obligations of a Person.

     "INFORMAL REQUESTS" shall have the meaning ascribed in SECTION 2.2.4(a) hereof.

     "INTEREST PERIOD" means a LIBOR Interest Period or a CD Rate Interest Period, or both, as the context requires.

     "LEVERAGE RATIO" means the ratio of (a) Consolidated Indebtedness to (b) the sum of Consolidated Net Worth and Consolidated Indebtedness, as determined from the Borrower's most recent annual or quarterly Consolidated financial statements.

     "LIBOR" means, as of any time the same is to be determined by the Agent, the per annum interest rate (rounded up, if necessary, to the nearest 1/16%) at which deposits in immediately available funds of U.S. Dollars in Permissible Increments is quoted by leading banks in the London interbank market for the offering to other leading banks in that market for the applicable LIBOR Interest Period at approximately 11:00 a.m. (London time) two (2) Banking Days prior to the commencement of any LIBOR Interest Period.

     "LIBOR INTEREST PERIOD" means a period commencing on any date a Permissible Increment of the Loans is to bear interest at an Optional Rate to be calculated by reference to the Adjusted LIBOR, and ending, as selected by the Borrower, on the numerically corresponding day in the first, second, third, or sixth calendar month thereafter; provided, that (a) any LIBOR Interest Period that begins on the last Banking Day of the calendar month (or any day on which there is no numerically corresponding day in the appropriately subsequent calendar month) shall end on the last Banking Day of the appropriate subsequent calendar month,
(b) no LIBOR Interest Period shall extend beyond the maturity date of the applicable Loan, (c) if a LIBOR Interest Period would end on a day that is not a Banking Day, such LIBOR Interest Period shall be extended to the next Banking Day unless such Banking Day would fall in the next calendar month, in which event such LIBOR Interest Period shall end on the immediately preceding

Banking Day, and (d) the Adjusted LIBOR shall remain fixed throughout the relevant LIBOR Interest Period.

     "LIBOR LOAN" means any Loan when and to the extent that the interest rate therefor is determined by reference to the Adjusted LIBOR.

     "LOAN DOCUMENTS" means this Agreement, the Notes, any Guaranty, any Standby Letter of Credit Applications, and any other documents or instruments now or hereafter executed and delivered by or on behalf of the Borrower or any Guarantor to any Bank or the Agent to further evidence, govern or support the Obligations, and any and all renewals, extensions, amendments, or restatements of or to any of the foregoing.

     "LOANS" means the loans from the Banks to the Borrower pursuant to this Agreement.

     "LOSS" shall have the meaning ascribed in SECTION 8.15 hereof.

     "MAXIMUM AMOUNT" and "MAXIMUM RATE" respectively mean, for each Bank, the maximum non-usurious amount and the maximum non-usurious rate of interest which, under applicable law, such Bank is permitted to contract for, charge, take, reserve, or receive on the Obligations.

     "NATIONSBANK" means NationsBank of Texas, N.A., a national banking association.

     "NON-USE FEE" means the fee required to be paid by the Borrower pursuant to
SECTION 2.3.4(c) hereof.

     "NOTES" means promissory notes in substantially the form attached as EXHIBIT A and all renewals, extensions, amendments, increases, decreases, and replacements of, to, or for any of them.

     "OBLIGATIONS" means all of the unpaid principal amount of, and accrued interest on, the Notes, actual and contingent reimbursement obligations under the Standby Letters of Credit, all commitment fees, Standby Letter of Credit fees, Non-Use Fees, all other obligations and liabilities of the Borrower to the Banks or to any Bank or to the Agent in connection with the Facilities of every type and description, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, or otherwise arising under the Loan Documents whether or not contemplated by the Borrower or the Banks as of the date hereof, including, without limitation, any Advances under the Loans beyond the Commitment Period or pursuant to any amendment of this Agreement or any of the other Loan Documents, all reasonable costs of collection and enforcement of any and all thereof, including reasonable attorneys' fees.

     "OPTIONAL RATE" means a rate selected by the Borrower to be calculated by reference to Adjusted LIBOR or the CD Rate.

     "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to ERISA, or any successor entity.

     "PERMISSIBLE INCREMENT" shall mean a minimum principal amount of One Million Dollars ($1,000,000) and in minimum increments of One Hundred Thousand Dollars ($100,000) above One Million Dollars ($1,000,000).

     "PERMITTED ENCUMBRANCES" means (a) liens for taxes or assessments which are not yet due, liens for taxes or assessments or liens of judgments which are being contested, appealed or reviewed in good faith by appropriate proceedings which prevent foreclosure of any such lien or levy of execution thereunder and against which liens, if any, adequate insurance or reserves have been provided;
(b) to the extent that the value of the collateral in the aggregate does not exceed $2,000,000, (x) pledges or deposits to secure payment of workers' compensation obligations and (y) deposits or indemnities to secure public or statutory obligations or for similar purposes, provided that, such obligations shall be unsecured except to the extent of such deposits, unless required by applicable law; (c) those minor defects which do not materially affect title to the Borrower's assets; (d) liens imposed by law, such as carrier's, warehousemen's and mechanics' liens, and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due, including, without limitation, liens on goods which are shipped pursuant to documentary letters of credit; (e) utility easements, building restrictions, zoning ordinances and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower; (f) lessors' interests under Capitalized Leases; (g) those further encumbrances (if any) shown on SCHEDULE 4.2.2 attached hereto; (h) liens securing payment of the purchase price of fixed assets acquired (including on assets of businesses acquired) or constructed after the date hereof, provided that (other than liens on assets of businesses acquired) (1) the lien is solely on property acquired or constructed within 60 days prior to the filing of such lien, (2) at the time of such filing, the indebtedness secured by such lien does not exceed the cost of such property, and (3) the incurrence of indebtedness secured by such lien is not prohibited by any other covenant or limitation contained herein; (i) licenses or leases of patents, trademarks or trade names; and (j) refundings or extensions of the liens permitted above for amounts not exceeding the principal amount of indebtedness secured by such liens at the time of refunding or extension.

     "PERSON" means and includes an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a Governmental Authority.

     "PLAN" means an Employee Benefit Plan which is covered by Title 4 of ERISA or subject to the minimum lending standards under Section 412 of the Internal Revenue Service as to which the Borrower or any Subsidiary may have any liability.

     "POTENTIAL DEFAULT" means the occurrence of an event specified in SECTION 6.1(b), (d)(vi), (e), (f) or (g) hereof, which would, if uncured, become a Default with the giving of notice or the passage of time, or both.

     "PREPAYMENT PREMIUM" means the excess, if any, determined by the Banks of
(a) the present value, at the time of prepayment, of the interest payments which would have been payable on account of an amount prepaid from the date of prepayment until the end of the period during which interest would have accrued at an Optional Rate, but for prepayment, over (b) the present value at the time of a prepayment of interest payments calculated at the Reinvestment Rate. The discount rate used by the Banks in determining such present values shall be the Reinvestment Rate.

     "PRIME RATE" shall mean the rate of interest established and quoted from time to time by NationsBank as its "prime rate", such rate to change on the effective date of each change in such established and quoted rate; provided that the Prime Rate shall not necessarily be representative of the rate charged by NationsBank on any particular loan or class of loans.

     "PRO RATA SHARE" means, for any Bank, when used with reference to an aggregate or total amount, an amount equal to the product of (a) such aggregate or total amount, (b) a fraction, the numerator of which shall be such Bank's Commitment and the denominator of which shall be the aggregate of the Banks' Commitments.

     "QUALIFIED INVESTMENTS" means (a) short term obligations of, or fully guaranteed by, the United States of America or any agency thereof, (b) commercial paper rated not less than "A-1" or better by Standard & Poor's Corporation or "P-1" or better by Moody's Investors Service, Inc., (c) demand deposit accounts maintained in the ordinary course of business, (d) certificates of deposit issued by any of the Banks or by commercial banks having capital and surplus in excess of One Hundred Million Dollars ($100,000,000), and (e) bank repurchase agreements issued by a Federal Reserve member bank fully secured by short term obligations of, or fully guaranteed by, the United States of America or any agency thereof.

     "REINVESTMENT RATE" means a rate which the Banks estimate, at the time of a prepayment, they would receive upon reinvesting the principal amount of the prepayment in an obligation which presents a credit risk substantially similar (as determined in accordance with the commercial credit rating system then used by the Banks) to that which is then presented by the Loan or Loans for a period approximately equal to the balance of the period during which interest would accrue on the portion of the amount of the Loan or Loans prepaid bearing interest at an Optional Rate, but for prepayment.

     "REQUIRED BANKS" means Banks in the aggregate holding at least Sixty-Six and Two-Thirds Percent (66-2/3%) of the sum of (a) the unpaid principal amount of the Loans, and (b) the outstanding face amount of all Standby Letters of Credit; or, if no Loans or Standby Letters of Credit are outstanding, Banks in the aggregate having at least Sixty-Six and Two-Thirds Percent (66-2/3%) of the Commitments.

     "RESERVE REQUIREMENT" means, (i) for any LIBOR Loan for any LIBOR Interest Period therefor, the daily average of the stated maximum rate (expressed as a decimal) at which reserves, including any marginal, supplemental, or emergency reserves, are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System against "EUROCURRENCY LIABILITIES" (as such term is used in Regulation D), and (ii) for any CD Rate Loan for any CD Rate Interest Period, the daily average of the stated maximum rate (expressed as a decimal) at which such reserves are required to be maintained during such CD Rate Interest Period in respect of nonpersonal time deposits in Dollars, but in each case without benefit or credit of proration, exemptions, or offsets that might otherwise be available from time to time under Regulation D. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by the Banks against any category of liabilities that includes deposits by reference to which the Adjusted LIBOR or CD Rate is to be determined or any category or extension of credit or other assets that includes LIBOR Loans or CD Rate Loans. Each determination by the Agent of the Reserve Requirement shall be presumed to be correct.

     "STANDBY LETTER OF CREDIT APPLICATIONS" means, collectively, each Application for Standby Letter of Credit, substantially in the form of EXHIBIT C hereto, duly executed by the Borrower in favor of NationsBank to govern a Standby Letter of Credit, as any of the same may be amended from time to time.

     "STANDBY LETTERS OF CREDIT" means standby letters of credit issued by NationsBank from time to time at the request of, and for the account of, the Borrower pursuant to and in accordance with SECTION 2.2.4(b) hereof.

     "SUBSIDIARY" means, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such corporation are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person.

     1.2 Accounting Principles. Under the Loan Documents -- unless otherwise stated -- (a) GAAP determines all accounting and financial terms and compliance with financial covenants, (b) GAAP in effect on the date of this Agreement determines compliance with financial covenants, (c) otherwise, all accounting principles applied in a current period must be comparable in all material respects to those applied during the preceding comparable period, and (d) while the Borrower has any Consolidated Subsidiaries, all accounting and financial terms and compliance with financial covenants must be on a Consolidated basis, as applicable.

     1.3 Other Definitions; Rules of Construction. Terms defined in the introductory paragraph of this Agreement and used herein shall have the respective meanings ascribed in such introductory paragraph. The foregoing definitions shall be equally applicable to both the single and plural forms of the defined terms. Use of the terms "herein", "hereof", and "hereunder" shall be deemed references to this Agreement in its entirety and not to the Section clause in which such term appears.


                       SECTION 2. TERMS OF THE FACILITIES
                       ----------------------------------

     2.1 Credit. Subject to the terms and conditions of this Agreement, the Banks will make the Facilities available to the Borrower as described in this
SECTION 2.

     2.2 Loans/Standby Letters of Credit. The Banks will make revolving credit loans to the Borrower as follows:

          2.2.1 Loans. Subject to the terms and conditions hereof, each Bank severally agrees to make Loans to the Borrower from time to time during the Commitment Period in a principal amount not in excess of the unborrowed portion of such Bank's Commitment on the borrowing date. During the Commitment Period, the Borrower may use the Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Loans made by the Banks pursuant hereto shall be evidenced by the Notes.

          2.2.2 Interest. Prior to maturity or Default, the principal amount of the Loans outstanding from time to time shall bear interest at a rate per annum equal to the Base Rate, except that at the option of the Borrower, exercised as provided in SECTION 2.3.3 hereof, interest may accrue prior to maturity on any Permissible Increment of outstanding Advances of the Loans not then subject to an Optional Rate, at the Adjusted LIBOR plus the Applicable Margin or the CD Rate plus the Applicable Margin for the LIBOR Interest Period or CD Rate Interest Period, as the case may be. At the expiration of such Optional Rate on such Permissible Increment, unless, in each case, the Borrower selects an Optional Rate as provided in SECTION
     2.3.3 hereof, interest shall again accrue at the Base Rate. After maturity or Default, interest shall be calculated in accordance with SECTION 2.3.1 hereof.

          2.2.3 Payments of Principal and Interest. Interest only on the outstanding Advances of the Loans from time to time which bear interest at the Base Rate shall be due and payable in arrears on the first (1st) day of each calendar quarter throughout the term of the Commitment Period. Interest on each Permissible Increment of Advances outstanding which are subject to an Optional Rate, shall be due and payable in arrears on the last day of the LIBOR Interest Period or CD Rate Interest Period to which that Permissible Increment is subject, provided that, with respect to each Permissible Increment of Advances which is subject to an Optional Rate with an Interest Period of 120 days or more, interest on such Permissible Increment of Advances shall also be due and payable in arrears on the first
     (1st) day of each calendar quarter throughout the term of the Commitment Period. During each fiscal year, the Borrower shall make principal payments in an amount sufficient that the outstanding principal balance of Advances under the Loans shall not exceed $45,000,000 for a 45 consecutive day period chosen by the Borrower and notified to the Banks in the Compliance Certificate next following the last day of such period. Unless the Loans are sooner paid or extended by the Banks in their sole discretion, the entire principal balance of the Loans, together with all accrued and unpaid interest thereon, and all fees and charges payable in connection therewith, shall be due and payable on the last day of the Commitment Period.

          2.2.4  Borrowing Procedure.

                 (a) Loans. As the Borrower desires to obtain Loans hereunder, the Borrower shall give the Agent notice of the Borrower's intention to borrow pursuant to the Commitments by not later than 12:00 Noon (Dallas time), on the proposed Banking Day of borrowing. Such notice shall be on a written form of Application for Advance in the form of EXHIBIT B hereto (an "APPLICATION") signed by an Authorized Officer; provided that the Agent may, in its discretion, accept such notice made orally by an Authorized Officer, or upon a request transmitted to the Agent by telex, facsimile machine or other form of written electronic communication and signed by an Authorized Officer (all such requests for Advances not made by submission of an Application being referred to herein as "INFORMAL REQUESTS"). The Agent may rely on any Informal Request which shall have been received by it in good faith from anyone reasonably believed to be an Authorized Officer. Each Informal Request shall promptly be confirmed by a duly executed Application if the Agent so requires and shall in and of itself constitute a representation and warranty that no Default or Potential Default has occurred and is continuing or would result from the making of the requested Advance and that the requested Advance shall not cause the principal balance of the Loans to exceed the aggregate Commitments. The Agent shall notify the Banks of the Borrower's intent to borrow by 1:00 P.M. (Dallas time) on the proposed Banking Day of borrowing. Subject to the limitations of SECTION 2.2.1, the principal amount of each Loan made by each Bank shall be that portion of the aggregate loans made that the Commitment of such Bank bears to the aggregate of the Commitments of the Banks. By 2:00 P.M. (Dallas time) on each such borrowing date, each Bank severally agrees to make its portion of the Loans then being made to the Borrower by making available to the Agent, either by wire transfer to the Agent's main office in Dallas, Texas, or by deposit to any correspondent account which Agent may maintain with that Bank, the amount to be advanced by such Bank. The Borrower hereby authorizes the disbursement of each such Loan by deposit to the account of the Borrower with NationsBank, and NationsBank as Agent, shall, by 2:00 P.M. (Dallas time) on the date received, credit the amount so received from each Bank to the account of the Borrower with NationsBank. The aggregate principal amount of Loans made on any borrowing date shall be in minimum amounts of Five Hundred Thousand Dollars ($500,000) and in integral multiples of One Hundred Thousand Dollars ($100,000). All Advances by the Banks and payments by the Borrower shall be recorded by the

          Banks on their books and records, and the principal amount outstanding from time to time, plus interest payable thereon, shall be determined from the books and records of the Banks. The books and records of the Banks shall be presumed prima facie correct as to such matters.

               (b) Standby Letters of Credit. Subject to the terms and conditions hereof, the Commitments, at the option of the Borrower upon delivery of a proper Standby Letter of Credit Application, may also be utilized in the form of Standby Letters of Credit issued by NationsBank for the account of the Borrower. Each Standby Letter of Credit shall have an expiry date not later than the earlier of (i) one
          (1) year from the date of issuance, or (ii) one (1) day before the expiration of the Commitment Period. The sum of the aggregate of the Standby Letters of Credit outstanding at any time and the aggregate amount of unreimbursed drawings shall not exceed Five Million Dollars ($5,000,000), and, when taken together with the aggregate principal amount of Loans then outstanding, shall at no time exceed the aggregate Commitments. Each Standby Letter of Credit issued pursuant to this SECTION 2.2.4(b) and each unreimbursed drawing thereunder shall count against and reduce the Commitments by the amount of such Standby Letter of Credit outstanding unless and until such Standby Letter of Credit expires by its terms or otherwise terminates or the amount of a drawing thereunder is reimbursed, in which event the Commitments shall be reinstated by the amount of such Standby Letter of Credit or the amount of such reimbursement, as the case may be. The amount of any Standby Letter of Credit outstanding at any time for all purposes hereof shall be the maximum amount which could be drawn thereunder under any circumstances from and after the date of determination. Each such Standby Letter of Credit shall conform to the general requirements of NationsBank for the issuance of such credits, as to form and substance, shall be subject to the Uniform Customs and Practices for Documentary Credits (1983 Revision), International Chamber of Commerce Publication No. 400 and shall be a letter of credit which NationsBank may lawfully issue. If and to the extent a drawing is at any time made under any Standby Letter of Credit, the Borrower agrees to pay to NationsBank immediately and unconditionally upon demand for reimbursement, in lawful money of the United States, an amount equal to each amount which shall be so drawn, together with interest from the date of such drawing to and including the date such payment is reimbursed to NationsBank or converted to Loans as provided herein. Until demand for reimbursement, such interest shall be calculated at a variable rate per annum equal to the Base Rate, and interest shall be calculated after such demand at a variable rate per annum equal to the Base Rate plus Two Percent (2%). NationsBank shall have the right to convert automatically the reimbursement Obligations of the Borrower arising out of any such drawing into Loans, and the Borrower and the other Banks hereby irrevocably authorize NationsBank to refinance, without notice to the Borrower and the other Banks, the reimbursement Obligations of the Borrower arising out of any such drawing into Loans, evidenced by the Notes and for all purposes under, on and subject to the terms and conditions of this Agreement, but without regard to the conditions precedent to making an Advance under the Loans or to any requirement of this Agreement that each Loan be in a minimum amount or multiple. This Agreement and the other Loan Documents shall supersede any terms of any letter of credit applications or other documents which are irreconcilably inconsistent with the terms hereof or thereof. For administrative convenience, NationsBank shall issue the Standby Letters of Credit for the account of the Banks pursuant to the arrangements set forth below, and, accordingly, the outstanding portion of each Standby Letter of Credit shall be deemed to utilize the Commitment of each Bank according to its Pro Rata Share. Each Bank severally agrees to participate in each Standby Letter of Credit issued by NationsBank hereunder according to its Pro Rata Share of the Commitments. Each Bank's participation shall be funded by funding its Pro Rata Share of the Commitments upon any drawing under any Standby Letter of Credit not reimbursed the same day as a drawing thereunder by the Borrower; and thereupon, each such Bank shall be entitled to, and NationsBank shall remit to each such Bank, its respective Pro Rata Share of any amounts (including any interest thereon) received by NationsBank in reimbursement of such drawing. The Borrower agrees to pay to NationsBank for the pro rata benefit of the Banks at the time of issuance (or renewal, if applicable) of each Standby Letter of Credit, Standby Letter of Credit fees in the amount of the per annum Applicable Margin for the face amount of each Standby Letter of Credit subject to a minimum fee in each case of Five Hundred Dollars ($500). Such fees shall be calculated for the period of time the Standby Letter of Credit is to be outstanding on the basis that an entire year consists of three hundred sixty (360) days. Such fees will be allocated among the Banks in accordance with their respective Pro Rata Shares and will be remitted by NationsBank to the Banks promptly upon receipt. The Borrower also agrees to pay NationsBank for its own account at the time of issuance (or renewal, if applicable) of each Standby Letter of Credit, a fronting and issuance fee in the amount of .125% per annum of the face amount of each Standby Letter of Credit. The Borrower hereby authorizes NationsBank to collect such fees by deducting the amount thereof from any account of the Borrower at NationsBank, advising the Borrower to that effect. NationsBank agrees to make demand for reimbursement of the amount of any drawing under the Standby Letters of Credit if directed to do so by the Required Banks and in any event no later than the last day of the Commitment Period.

          2.2.5 Method of Payments . All payments of principal and interest on the Notes shall be made by the Borrower to the Agent at its main office in Dallas, Texas, by 1:00 P.M. (Dallas time) on the date when due, and shall be applied pro rata among the Banks in accordance with the outstanding principal amounts of the Notes held by them. Each payment delivered to the Agent for the account of any Bank shall be delivered by the Agent for the account of such Bank no later than 2:00 P.M. (Dallas time) on the same day. Optional prepayments of principal shall be a minimum of Five Hundred Thousand

     Dollars ($500,000) and in integral multiples of One Hundred Thousand Dollars ($100,000).

          2.2.6 Use of Proceeds. The proceeds of Advances of Loans shall be used for general corporate purposes.

     2.3 Provisions Applicable to All Facilities. The following provisions are applicable to all Facilities:

          2.3.1 Calculation of Interest/Default Rate. To the extent permitted by law, interest on outstanding Advances shall be calculated on the basis that an entire year's interest is earned in three hundred sixty (360) days; provided that, interest on outstanding Advances which are subject to the Base Rate shall be calculated on the basis of a 365/366 day year, unless the Base Rate is based on the Federal Funds Effective Rate, in which case interest shall be calculated on the basis that an entire year's interest is earned in three hundred sixty (360) days. If any installment of principal or interest on any Loan becomes due and payable on a day other than a Banking Day, the maturity of the installment of principal or interest shall be extended to the next succeeding Banking Day, and interest shall be payable during such extension of maturity. All payments received by the Agent after 1:00 P.M. (Dallas time) on any Banking Day shall be deemed to be received on the next succeeding Banking Day for the purpose of calculation of interest. After the maturity of any Loan, whether by acceleration or otherwise, or while and so long as there shall exist any uncured Default, all Loans shall bear interest at a per annum rate equal to Two Percent (2%) above the otherwise applicable rate. While there exists any uncured Default but prior to maturity, interest accrued at the Default rate shall be payable as accrued from the date of Default on demand by the Agent as directed by the Required Banks. The Required Banks' determination of the date of Default and the amount of interest due and payable at the Default rate of interest shall be deemed prima facie correct, and the Borrower acknowledges the right of the Required Banks to impose the applicable Default rate of interest from the date the Default occurred even though such Default may not have been known by the Banks or the Borrower until a later date and even though the Borrower has paid interest at the regular rate of interest during such period. After maturity, whether by acceleration or otherwise, interest shall be payable as accrued and without demand.

          2.3.2 Manner of Payment - Immediately Available Funds. All payments with respect to the Facilities shall be payable at the principal office of the Agent in Dallas, Texas, in funds available for the Banks' immediate use at that city, and no payment will be considered to have been made until received in such funds. Except as otherwise provided in SECTION 8.19 hereof, all payments received on account of any of the Loans will be applied first to the satisfaction of any interest which is then due and payable, and to principal only after all interest which is due and payable has been satisfied. All payments received by the Agent by 1:00 P.M. (Dallas time) on a Banking Day shall be remitted to each Bank in accordance with its Pro Rata Share of such payment by 2:00

     P.M. (Dallas time) that same Banking Day and payments received by the Agent after 1:00 P.M. (Dallas time) on a Banking Day shall be remitted to each Bank in accordance with its Pro Rata Share of such payment by 12:00 Noon (Dallas time) on the next succeeding Banking Day.

          2.3.3 Procedures for Electing Optional Rates. Optional Rates may be elected only in accordance with the following procedures and subject to the other conditions contained in this Agreement:

                 (a) No Optional Rate may be elected at any time a Default or a Potential Default exists.

                 (b) The Borrower shall notify the Agent of its election or renewal of an Optional Rate prior to 2:00 P.M. (Dallas time) not less than three (3) Banking Days prior to the commencement of a LIBOR Interest Period or CD Rate Interest Period specifying (i) the election or renewal date (which shall be the first day of the relevant Interest Period), (ii) the amount of the Loan (or Loans taken together) elected or renewed which amount shall be in a Permissible Increment, (iii) whether the Loan shall be subject to the Adjusted LIBOR or the CD Rate, and (iv) the duration of the LIBOR Interest Period or CD Rate Interest Period selected to apply thereto. The Agent shall immediately notify the Banks whenever an Optional Rate is selected by the Borrower.

                 (c) An election of an Optional Rate may be communicated to the Agent only by an Authorized Officer of the Company. Such election may be communicated by telephone or by telex, facsimile machine or other form of written electronic communication, or by a writing delivered to the Agent. The Borrower shall confirm in writing any election communicated by telephone and such written confirmation shall be signed by an Authorized Officer. The Agent shall be entitled to rely on any verbal communication of the election of an Optional Rate which is received by a designated employee of the Agent from anyone reasonably believed in good faith by such employee to be an Authorized Officer of the Borrower.

               (d) Not more than four (4) Interest Periods may be selected at any one time to apply to outstanding Advances of the Loans.

               (c) Notwithstanding any other provision of this Agreement, in the event that any Bank determines (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR for any LIBOR Interest Period at a time when a rate calculated by reference to Adjusted LIBOR is requested or when the outstanding balance of Advances under the Loans is being maintained at a rate calculated by reference to the Adjusted LIBOR, the Agent shall forthwith give notice of such determination, confirmed in writing, to the Borrower. If such notice is given, then no rate calculated by reference to the Adjusted LIBOR may be selected by the Borrower and any outstanding principal balance of Advances under the Loans then bearing interest at a rate calculated by reference to the Adjusted LIBOR shall be converted, on the last day of the then current LIBOR Interest Period, to the Base Rate.

           (f) If any law or any governmental regulation, guideline or order or interpretation or application thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance with any request or directive of any central bank or other Governmental Authority whether or not having the force of law (i) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets held by, credit extended by, deposits with or for the account of, or other acquisition of funds by, any Bank (other than requirements expressly included herein in the determination of the Adjusted LIBOR or CD Rate hereunder), or (ii) imposes upon any Bank any other condition or expense with respect to this Agreement, or the making, maintenance or funding of any part of the proceeds of an Optional Rate Advance or any security therefor; and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense upon any Bank with respect to the outstanding balance of the Loans bearing interest at the Optional Rate or the making, maintenance or funding of any part thereof by an amount which any Bank deems to be material (any Bank being deemed for this purpose to have made, maintained or funded the proceeds of an Optional Rate Advance from certificates of deposit), such Bank shall from time to time notify the Borrower of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by such Bank (which determination shall be presumed to be correct) to be necessary to compensate such Bank for such increase in cost, reduction in income or additional expense. Such amount shall be due and payable by the Borrower to such Bank ten (10) Banking Days after such notice is given. If a Bank desires to make a claim for increased cost, reduction in income or additional expense, it shall send a certificate to the Borrower within sixty (60) days after such Bank could calculate the increased cost, reduction in income or additional expense, specifying the amount of such increase in cost, reduction in income or additional expense (which certificate shall be presumed prima facie to be correct as to such amount due and payable); provided, however, that if a Bank fails to send a certificate within such sixty (60) day period, such Bank shall, with respect to compensation payable pursuant to this SECTION 2.3.3(f), only be entitled to payment under this SECTION 2.3.3(f) for increased cost, reduction in income or additional expense from and after the date sixty
     (60) days prior to the date that such Bank sends such certificate.

           (g) Any payment of the outstanding principal balance bearing interest at an Optional Rate on a day other than the last day of the corresponding Interest Period (whether or not such payment is mandatory or automatic and whether or not such payment is then due) shall be subject to contemporaneous payment of the Prepayment Premium if, at the time of prepayment, the Reinvestment Rate is less than the Optional Rate at which interest accrues on such principal balance. If at the time of any voluntary or mandatory prepayment of any portion of the principal of any Loan, interest accrues at both an Optional Rate or Rates and at the Base Rate on portions of a Loan or Loans, then any prepayment of principal will be applied first to the portion of a Loan or Loans on which interest accrues at the Base Rate and next to the portion or portions at which interest accrues at an Optional Rate or Rates.

           (h) In addition to the compensation required by SECTION 2.3.3(f) and
     (g) hereof, the Borrower shall indemnify each Bank (on a net basis) against any loss or expense (including loss of margin) which any Bank has sustained or incurred as a consequence of any (i) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or in part any notice stated herein to be irrevocable (the Agent having in its sole discretion the option (A) to give effect to such attempted revocation and obtain indemnity under this SECTION 2.3.3(h), or (B) to treat such attempted revocation as having no force or effect, as if never made), or
     (ii) default by the Borrower in the performance or observance of any covenant or condition contained in the Loan Documents including without limitation any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest or any other amount due hereunder or under the Loan Documents. If any Bank sustains or incurs any such loss or expense it shall notify the Borrower of the amount determined in good faith by such Bank (which determination shall be conclusive and binding on the Borrower) to be necessary to indemnify such Bank for such loss or expense. Such amount shall be due and payable by the Borrower to such Bank ten (10) Banking Days after such notice is given.

     2.3.4 Fees.

           (a) Agent Fee. In consideration of its services as Agent hereunder, the Borrower shall pay the Agent an Agent's fee pursuant to the terms of a letter agreement between the Agent and the Borrower dated this date.

           (b) Non-Use Fee. The Borrower shall pay to the Agent for the pro rata benefit of the Banks a Non-Use Fee on the average daily (beginning April 15, 1996) unborrowed portion of the Commitments, which fee shall be due and payable quarterly in arrears; equal to .15% per annum when the Applicable Margin for Adjusted LIBOR Loans is at Level I, .20% per annum when the Applicable Margin for Adjusted LIBOR Loans is at Level II, and .25% when the

     Applicable Margin for Adjusted LIBOR Loans is at Level III. Such Non-Use Fee shall be calculated on the basis of the actual number of days elapsed and a 365/366 day year.

     2.3.5 Non-Receipt of Funds by the Agent.

           (a) From the Banks. Unless the Agent shall have received notice from a Bank by 2:00 P.M. (Dallas time) on a proposed Banking Day on which such Bank is to provide funds to the Agent for a Loan to be made by such Bank that such Bank will not make available to the Agent such funds, the Agent may assume that such Bank has made such funds available to the Agent on the date of such Loan in accordance with this Agreement and the Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Bank has not made such funds available to the Agent, such Bank agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at a rate per annum equal to the Federal Funds Effective Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan for purposes of this Agreement. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at the rate of interest applicable at the time to the relevant Loan.

           (b) From the Borrower. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower has not made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Effective Rate.

     2.3.6 Interest Recapture. If the designated rate applicable to any Loan exceeds the Maximum Rate, the rate of interest on such Loan shall be limited to the Maximum Rate, but any subsequent reductions in such designated rate shall not reduce the rate of interest thereon below the Maximum Rate until the total amount of interest accrued thereon equals the amount of interest which would have accrued thereon if such designated rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of the Notes, the total amount of interest paid or accrued is less than the amount of interest which would have accrued if such designated rates had at all times been in effect, then, at such time and to the extent permitted by law, the Borrower shall pay an amount equal to the difference between (a) the lesser of the amount of interest which would have accrued if such designated rates had at all times been in effect and the amount of interest which would have accrued if the Maximum Rate had at all times been in effect, and (b) the amount of interest actually paid or accrued on the Notes.

     2.3.7 Maximum Rate. Regardless of any provision contained in any Loan Document, no Bank shall ever be entitled to contract for, charge, take, reserve, receive, or apply, as interest on the Obligations, or any part thereof, any amount in excess of the Maximum Rate, and, if the Banks ever do so, then such excess shall be deemed a partial prepayment of principal and treated hereunder as such and any remaining excess shall be refunded to the Borrower. In determining if the interest paid or payable exceeds the Maximum Rate, the Borrower and the Banks shall, to the maximum extent permitted under applicable law, (a) treat all Loans as but a single extension of credit (and the Banks and the Borrower agree that such is the case and that provision herein for multiple Loans is for convenience only), (b) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (c) exclude voluntary prepayments and the effects thereof, and (d) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Obligations; provided that, if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, the Banks shall refund such excess, and, in such event, the Banks shall not, to the extent permitted by law, be subject to any penalties provided by any laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Maximum Amount. If the laws of the State of Texas are applicable for purposes of determining the "Maximum Rate" or the "Maximum Amount," such term shall mean the "indicated rate ceiling" from time to time in effect under
Article 1.04, Title 79, Revised Civil Statutes of Texas, as amended. Pursuant to
Article 15.10(b) of Chapter 15, Subtitle 79, Revised Civil Statutes of Texas, 1925, as amended, the Borrower agrees that such Chapter 15 (which regulates certain revolving credit loan accounts and revolving triparty accounts) shall not govern or in any manner apply to the Obligations.

     2.4 Additional Standby Letter of Credit Provisions. The obligation of the Borrower to reimburse any drawing under any Standby Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid and performed strictly in accordance with the terms of this Agreement under all circumstances, whatsoever, including, without limitation, the following:

         (a) any lack of validity or enforceability of any Standby Letter of Credit or any Loan Document;

         (b) any amendment or waiver of or consent to departure from the terms of any Standby Letter of Credit or any Loan Document;

         (c) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the beneficiary of any Standby Letter of Credit, any transferee of any Standby Letter of Credit, the Banks or any other Person, whether in connection with the Loan Documents, such Standby Letter of Credit or any unrelated transaction;

         (d) any statement, draft or other document presented under any Standby Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

         (e) the surrender or impairment of any security for the performance or observance of the terms of the Loan Documents or such Standby Letter of Credit; or

         (f) any circumstance, happening or admission whatsoever, whether or not similar to any of the foregoing, including, without limitation, those matters described below.

     The parties benefitted by any Standby Letter of Credit shall be deemed to be the agents of the Borrower, and except as expressly set forth herein, the Borrower assumes all risks for their acts, omissions, or misrepresentations. Neither NationsBank nor any of its affiliates or correspondents shall be responsible for the validity, sufficiency, truthfulness or genuineness of any document required to draw under any Standby Letter of Credit even if such document should in fact prove to be in any and all respects invalid, insufficient, fraudulent or forged, provided only that the document appears on its face to be in accordance with the terms of the Standby Letter of Credit. NationsBank, its affiliates and correspondents shall not be responsible for any failure of any draft to bear reference or adequate reference to the applicable Standby Letter of Credit or for the failure of any Person to note the amount of any draft on any Standby Letter of Credit or to surrender or take up any Standby Letter of Credit, each of which provisions may be waived by NationsBank, or for errors, omissions, interruptions, or delays in transmission or delivery of any messages or documents. Without limiting the generality of the foregoing, the Borrower agrees that any action taken by NationsBank or any of its affiliates or correspondents under or in connection with any Standby Letter of Credit shall be binding upon the Borrower and shall not put NationsBank or any such affiliates or correspondents under any such resulting liability to the Borrower. NationsBank shall not be liable for consequential damages or for any action or failure to take action under or in connection with any Standby Letter of Credit except for any such action or failure to take action which constitutes gross negligence or willful misconduct, it being expressly understood that NationsBank will be indemnified for its own negligence. NationsBank is expressly hereby authorized to honor any request for payment which is made under or in compliance with the terms of any Standby Letter of Credit without regard to and without any duty on its part to inquire into the existence of any disputes or controversies between the Borrower and any beneficiary of any Standby Letter of Credit or any other Person or into respective rights, duties or liabilities of any of them or whether any facts or occurrences represented in any of the documents presented under any Standby Letter of Credit are true and correct. No Person, other than the parties hereto, shall have any rights of any nature under this Agreement or by reason hereof. NationsBank shall not be liable to the Banks participating in any Standby Letter of Credit except for gross negligence or willful misconduct in connection with such Standby Letter of Credit. In no event shall NationsBank's reliance and payment against documents presented under a Standby Letter of Credit appearing on its face to substantially comply with the terms thereof be deemed to constitute gross negligence or willful misconduct.


                             SECTION 3. WARRANTIES
                             --------------------

     In order to induce the Banks to enter into this Agreement and to make Advances pursuant to their Commitments and to induce NationsBank to issue Standby Letters of Credit, the Borrower represents and warrants to the Banks, which representations and warranties will survive the delivery of the Notes, the making of the Loans and the establishment of the Facilities, that:

     3.1 Corporation Existence and Standing. The Borrower and each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is qualified, in good standing and authorized to do business in such other states wherein non-qualification would have a material adverse effect on the Borrower or its operations.

     3.2 Loan Documents - Corporate Power. Authorization and Validity. The Borrower possesses the requisite power to enter into and execute the Loan Documents to be executed by it and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents to be executed by it have been duly authorized by proper corporate proceedings and each and all of such documents constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws and equitable principles affecting the rights of creditors.

     3.3 Loan Documents - Compliance with Laws and Contracts. Neither the execution and delivery by the Borrower of the Loan Documents, the consummation of the transactions contemplated herein and therein, nor compliance with the provisions hereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any Subsidiary or the Borrower's or any Subsidiary's articles of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Borrower or any Subsidiary is a party or is subject, or by which the Borrower or any Subsidiary, or its properties, is bound, or conflicts with or constitutes a default thereunder, or results in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement.

     3.4 Financial Statements. The December 31, 1995 Consolidated financial statements of the Borrower heretofore delivered to the Banks were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the financial condition of the Borrower and its Subsidiaries at such date and the results of their operations for the period then ended. No material adverse change in the condition of the Borrower and its Subsidiaries as shown on the above-described financial statements has occurred since the date thereof. Since such date, the Borrower and its Subsidiaries as a Consolidated group have not incurred any contingent liabilities that could materially adversely affect their financial condition.

     3.5 Taxes. To the best of its knowledge after due investigation, the Borrower and each of its Subsidiaries has filed all United States federal income tax returns and all other tax returns which are required to be filed and has paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower and each of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Borrower and each of its Subsidiaries in respect of any taxes or other governmental charges are adequate.

     3.6 Litigation. No litigation or proceeding in any court or before any other Governmental Authority is presently pending or threatened, and no claim has been asserted, against the Borrower or any Subsidiary which, if adversely determined, would materially affect the business, operations, properties or prospects of the Borrower or any Subsidiary.

     3.7 ERISA. The Borrower and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA, and neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than usual fees and assessments imposed by the PBGC. Neither a "reportable event", nor a "prohibited transaction", has occurred under, nor has there occurred any complete or partial withdrawal from, nor has there occurred any other event which would constitute grounds for termination of or the appointment of a trustee to administer any Plan (including any "multiemployer plan") maintained for "employees" of the Borrower or any ERISA Affiliate, all within the meanings ascribed by ERISA.

     3.8 Defaults. No Default or Potential Default has occurred and is continuing. There does not presently exist any material default or any circumstance which with notice, lapse of time, or both, would constitute a material default under the terms and conditions of any trust, debenture, indenture, note, bond, instrument, mortgage, lease, agreement, order, decree, or judgment to which the Borrower or any Subsidiary is a party or by which it or its assets may be bound or affected.

     3.9 Liabilities. Investments and Guarantees. The Borrower and its Subsidiaries have no material undisclosed liability, direct or indirect, absolute or contingent, except those included within the financial statements described in SECTION 3.4 above.

     3.10 Compliance with Governmental Requirements. The Borrower and each of its Subsidiaries are in substantial compliance with all applicable requirements of law and of all Governmental Authorities that are material to the conduct of their respective businesses.

     3.11 Rights to Conduct Business. The Borrower and each of its Subsidiaries possesses all franchises, licenses, permits, patents, copyrights, trademarks and consents of appropriate Governmental Authorities required to own their respective properties and as are necessary or useful to carry on their respective businesses.

     3.12 No Casualty. As of the date hereof, neither the business nor the properties of the Borrower or any of its Subsidiaries is materially adversely affected by any fire, explosion, accident, strike, lock-out or other labor dispute, drought, storm, earthquake, embargo, act of God or of the public enemy or other casualty.

     3.13 Regulation U. The Borrower is not engaged in the business of extending credit for the purposes of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the borrowings hereunder will be used to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

     3.14 Governmental Consents. Each authorization by or consent, approval or exemption of any Governmental Authority required in connection with the execution and delivery by the Borrower of the Loan Documents, its performance hereunder and thereunder, and the borrowings by the Borrower hereunder has been obtained.

     3.15 Subsidiaries. Except as disclosed on SCHEDULE 3.15 hereto, the Borrower has no Subsidiaries or other ownership interest in any other Person.

     3.16 Environmental Compliance. Except as disclosed on SCHEDULE 3.16 hereto, or otherwise disclosed in writing to the Banks, (a) the Borrower and each of its Subsidiaries is, to the best of Borrower's knowledge after due investigation, in substantial compliance with all Environmental Laws, including, without limitation, all Environmental Laws in jurisdictions in which the Borrower or any of its Subsidiaries owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other waste, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise; (b) no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or threatened against the Borrower or any of its Subsidiaries, any real property in which the Borrower or any of its Subsidiaries holds or has held an interest or on which it has conducted any past or present operation of the Borrower or any of its Subsidiaries; and (c) no release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred, on, under or to any real property in which the Borrower or any Subsidiary holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a Governmental Authority or other Person.

     3.17 Marketable Title. The Borrower and each of its Subsidiaries has good and marketable title to all of its real properties and good title to all of its other properties and assets, including, without limitation, those shown on the financial statements delivered pursuant to SECTION 3.4, except such properties or assets as have been disposed of since the date of such financial statements in the ordinary course of business or as are no longer used or useful in the conduct of its business. Except for Permitted Encumbrances, none of the assets of the Borrower or any of its Subsidiaries are subject to any mortgage, pledge, security interest, title retention lien or other encumbrance. Except to evidence Permitted Encumbrances, no financing statement or similar instrument which names the Borrower or any of its Subsidiaries as debtor or relates to any of its property has been filed in any state or other jurisdiction and remains unreleased, and neither the Borrower nor any of its Subsidiaries has signed any financing statement or similar instrument or security agreement authorizing the secured party thereunder to file any such financing statement or similar instrument.

     3.18 Contracts of Surety. Except for endorsements by the Borrower or any of its Subsidiaries of negotiable instruments for deposit or collection in the ordinary course of business and except as set forth on SCHEDULE 4.2.10 hereto, neither the Borrower nor any of its Subsidiaries is a party to any contract of guaranty or surety.

     3.19 Insolvency. Neither the Borrower nor any Subsidiary is "insolvent" within the meaning of that term as defined in (S)101(29) of the Federal Bankruptcy Code and each is able to pay its debts as they mature.

     3.20 Regulation. The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company" or an "affiliate of a holding company" or a "Subsidiary of a holding company" within the meanings of the public Utility Holding Company Act of 1935, as amended.

     3.21 Full Disclosure. No information, exhibit, memorandum, or report (excluding estimated future operating results) furnished by the Borrower to the Banks in connection with the negotiation of the Loans contains any material misstatement of fact, or omits to state any fact necessary to make the statements contained therein not materially misleading, and all estimated future operating results, if furnished, were prepared on the basis of assumptions, data, information, tests or other conditions believed to be valid or accurate or to exist at the time such estimates were prepared and furnished. There presently exists no fact or circumstance relative to the Borrower or any Subsidiary whether or not disclosed, which is presently anticipated to have a material adverse effect upon the business, operations, financial condition, properties or prospects of the Borrower and its Subsidiaries or the ability of the Borrower or any Subsidiary to fully perform its obligations under the Loan Documents.

     3.22 General. All statements contained in any certificate or financial statement prepared and delivered by or on behalf of the Borrower to any Bank under the Loan Documents shall constitute representations and warranties made by the Borrower hereunder.


                             SECTION 4. COVENANTS
                             --------------------

     4.1 Affirmative Covenants. So long as any Bank has a Commitment hereunder, any Standby Letter of Credit is outstanding, and until the Obligations are paid in full, unless the Required Banks shall otherwise consent in writing, the Borrower will:

         4.1.1 Financial Reporting. Furnish the Banks:

               (a) As soon as practicable, but in any event within ninety (90) days after the end of each fiscal year, Consolidated financial statements of the Borrower certified after audit by certified public accountants acceptable to the Banks including a balance sheet, statement of income and retained earnings and a statement of cash flows, with accompanying notes to financial statements all prepared in accordance with GAAP on a Consolidated basis consistent with prior years unless specifically noted thereon, and accompanied by an unqualified opinion of said accountants, the auditor's management letter describing any deficiencies in the internal controls or other matters of significance discovered by such auditor during the course of the audit, and further accompanied by unaudited consolidating balance sheets and statements of income and a certificate of the chief financial officer or treasurer of the Borrower that there exists no Default or Potential Default under the Loan Documents, or if any Default or Potential Default exists, stating the nature and status thereof;

               (b) As soon as possible, but in any event within forty-five (45) days after the end of each of the Borrower's first three (3) fiscal quarters, similar unaudited Consolidated statements of the Borrower as of the end of such quarter and the results of their operations for the portion of the fiscal year then elapsed, and consolidating balance sheets and income statements, all prepared in accordance with GAAP on a Consolidated and consolidating basis consistent with prior periods, unless specifically otherwise noted thereon, and accompanied by the certificate of the chief financial officer or treasurer of the Borrower that there exists no Default or Potential Default under the Loan Documents or if any Default or Potential Default exists, stating the nature and status thereof;

               (c) As soon as possible, but in any event within forty-five (45) days after the end of each fiscal quarter, a fully executed and completed Compliance Certificate, signed by the chief financial officer or treasurer of the Borrower;

               (d) As soon as possible, but in any event within five (5) days after the Borrower becomes aware thereof, a written statement signed by an Authorized Officer of the Borrower as to the occurrence of any Default or Potential Default stating the specific nature thereof, the Borrower's intended action to cure the same and the time period in which such cure is to occur;

               (e) As soon as possible, but in any event within ten (10) days after the commencement thereof, a written statement describing any litigation, arbitration, administrative or other proceeding instituted by or against the Borrower or any Subsidiary which, if adversely determined, may have a material effect upon the business, operations, financial condition, properties or prospects of the Borrower and its Subsidiaries as a Consolidated group;

               (f) As soon as possible, but in any event within ten (10) days after the Borrower becomes aware thereof, a written statement signed by an Authorized Officer of the Borrower describing any "reportable event" or "prohibited transaction" which has occurred with respect to any Plan (all within the meanings ascribed by ERISA) and the action which the Borrower proposes to take with respect thereto;

               (g) As soon as possible, but in any event within ten (10) days after the filing with the Securities and Exchange Commission, or any successor thereto, or any state securities regulatory authority, copies of all registration statements and all periodic and special reports required or permitted to be filed under federal or state securities laws and regulations; and

               (h) As soon as they are proposed and immediately upon their being made, any amendments to the Note Purchase Agreements and Canadian Revolver described in SECTION 4.2.6(g) and (h).

               (i) Such other information as the Banks may from time to time reasonably request.

         4.1.2 Minimum Net Worth. Maintain at all times a Consolidated Net Worth of not less than the sum of (a) $80,000,000, (b) 75% of the net proceeds received by the Borrower from the issuance of equity securities, and (c) 50% of Consolidated net income from July 1, 1995 to the date as of which any calculation is being made hereunder, taken as one accounting period, but without deduction for any net loss during any fiscal quarter.

         4.1.3 Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of not less than 1.15 to 1.0.

         4.1.4 Leverage Ratio. Maintain a Leverage Ratio of not greater than .60 to 1.0 at the last day of each September 30, December 31, March 31 and June 30.

         4.1.5 Notice of Material Adverse Change. Give prompt notice in writing to the Banks of the occurrence of any development, financial or otherwise, including pending or threatened litigation, arbitration, administrative or other proceeding which might materially adversely affect the business, properties, affairs or prospects of the Borrower and its Subsidiaries as a Consolidated group or the ability of the Borrower to perform the Obligations.

         4.1.6 Conduct of Business. Carry on and, subject to the exceptions to the prohibitions in SECTIONS 4.2.3 and 4.2.12, cause each Subsidiary to carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as presently conducted, and do all things necessary to remain duly incorporated, validly existing and in good standing as a corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its respective business in each jurisdiction in which conducted.

         4.1.7 Taxes. Pay and cause each Subsidiary to pay when due all taxes, assessments and governmental charges and levies upon it or its income, profit or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been created.

         4.1.8 Insurance. Maintain and cause each Subsidiary to maintain in full force and effect adequate insurance in amounts and against liabilities consistent with sound business practice and upon terms acceptable to the Banks.

         4.1.9 Compliance with Laws. Comply and cause each Subsidiary to comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which the Borrower or any Subsidiary may be subject, including, without limitation, all Environmental Laws and ERISA.

         4.1.10 Maintenance of Properties. Do and cause each Subsidiary to do all things reasonably necessary to maintain, preserve, protect and keep its material properties in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business may be properly conducted at all reasonable times. To the extent permitted by SECTION 4.2.1, nothing herein shall prevent the Company or any Subsidiary from selling or abandoning properties which are not material and are of no further use.

         4.1.11 Inspection. Permit and cause each Subsidiary to permit the Banks at their own expense, by their representatives and agents, to inspect any of the properties, corporate books and financial records of the Borrower and its Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Borrower and its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times as the Banks may designate.

         4.1.12 Trade Accounts. Pay and cause each Subsidiary to pay all trade accounts in accordance with industry practices.

         4.1.13 Use of Proceeds. Use the proceeds of the Loans solely for the purposes herein described.

         4.1.14 Reports. File and cause each Subsidiary to file, as appropriate, on a timely basis, annual reports, operating records and any other reports or filings required to be made with any Governmental Authority.

         4.1.15 Licenses. Maintain and cause each Subsidiary to maintain in full force and effect all material operating permits, licenses, franchises, and rights used by or useful to the Borrower or a Subsidiary in the ordinary course of business.

         4.1.16 Notice of Environmental Matters. Notify the Banks immediately upon obtaining knowledge that to the extent it could reasonably be expected to result in a material adjustment to its financial statements as required by GAAP:

                (a) any premises which have at any time been owned or occupied by or have been under lease to the Borrower or any Subsidiary are the subject of an environmental investigation by any Governmental Authority having jurisdiction over the regulation of hazardous substances or Environmental Laws, the purpose of which investigation is to quantify the levels of hazardous substances located on such premises, or

                (b) the Borrower or any Subsidiary has been named or is threatened to be named as a party responsible for the possible contamination of any real property or ground water with hazardous substances, including, but not limited to the contamination of past and present waste disposal sites.

     If the Borrower or any Subsidiary is notified of any event described at items (a) or (b) above, the Borrower shall, upon request of the Required Banks, immediately engage or cause the Subsidiary to engage a firm or firms of engineers or environmental consultants appropriately qualified to determine as quickly as practical the extent of contamination and the potential financial liability of the Borrower or the Subsidiary with respect thereto, and the Banks shall be provided with a copy of any report prepared by such firm or by any Governmental Authority as to such matters as soon as any such report becomes available to the Borrower or the Subsidiary, provided, however, that as any such report will likely be prepared in anticipation of litigation with respect to such alleged contamination, it shall be reviewed only by such officers of the Banks as have reason to know its contents, and the Banks, unless required by law, shall not disclose the contents or existence of such report to any other person whomsoever without the prior written consent of Borrower.

         4.1.17 Subsidiary Guaranties. At the sole discretion of the Required Banks at any time after the assets of the Subsidiaries are at least twenty percent (20%) of the Borrower's Consolidated total assets, the Borrower, upon request of the Required Banks, will cause each Subsidiary to execute and deliver a Guaranty and deliver to Agent such resolutions, opinions and other Loan Documents in connection therewith as Agent may request, all in a form reasonably satisfactory to the Banks.

     4.2 Negative Covenants. So long as any Bank has a Commitment hereunder, any Standby Letter of Credit is outstanding, and until the Obligations are paid in full, unless the Required Banks shall otherwise consent in writing, the Borrower will not, nor will it permit any Subsidiary to:

         4.2.1 Dispose of Property. Except in the ordinary course of business, sell, transfer, lease or otherwise dispose of its assets or properties, or discount, with or without recourse, any of its accounts receivable, except
     (a) sales from inventory in the ordinary course of business, (b) occasional sales of obsolete assets for consideration not less than the fair market value thereof, (c) the sale, discount, or transfer of delinquent accounts receivable in the ordinary course of business for purposes of collection, and (d) sales, transfers, leases and other dispositions of other assets, including discounts of accounts receivable, not exceeding Five Million Dollars ($5,000,000) in the aggregate in any twelve (12) month period or 10% of Consolidated Net Worth in the aggregate.

         4.2.2 Liens. Create, incur, or suffer to exist, any mortgage, pledge, lien or other encumbrance upon any of its properties or assets, real or personal, tangible or intangible, whether now owned or hereafter acquired, except Permitted Encumbrances.

         4.2.3 Merger, Etc. Enter into any merger or consolidation with, or acquisition of, any Person or any substantial portion of its assets, except so long as there exists no Default or Potential Default and no Default or Potential Default would be occasioned thereby, and as long as the Borrower is the survivor, the Borrower may merge or consolidate with or acquire stock or assets or assume liabilities of a Person engaged in the same business as the Borrower, or one similar thereto.

         4.2.4 Dividends. Other than to the Borrower, declare or pay any dividends or make any distribution on account of its stock, in cash or other property other than in common stock of the Borrower, or purchase, redeem, retire or otherwise acquire any shares of stock of the Borrower, except so long as no Default or Potential Default then exists or would be occasioned by such payment, purchase, redemption, retirement or acquisition, the Borrower may pay legal dividends and make such legal purchases, redemptions and acquisitions which in the aggregate do not exceed the sum of $8,000,000, plus 50% of Consolidated net income earned after June 30, 1995, taken as one accounting period.

         4.2.5 Sell and Leaseback. Enter into any arrangements, directly or indirectly, with a Person whereby the Borrower or any Subsidiary shall sell or transfer any property used or useful in its business and then or thereafter rent or lease such property for substantially the same purpose as the property sold or transferred.

         4.2.6 Indebtedness. Create, incur or suffer to exist any Indebtedness or liability under commercial or standby letters of credit, except (a) the Obligations, (b) that listed in SCHEDULE 4.2.6, (c) trade accounts and normal business accruals payable in the ordinary course of business, (d) true operating leases so long as the total rental payments thereunder do not exceed one percent (1%) of net sales in the aggregate in any fiscal year, (e) commercial letters of credit in an amount not to exceed $5,000,000 in the aggregate at any time outstanding, (f) other Indebtedness not to exceed 10% of Consolidated Net Worth at any time, (g) $92 million in Indebtedness issued pursuant to the Note Purchase Agreements between the Company and the purchasers listed therein dated as of July 23, 1993, and the other to be dated subsequent to the date hereof, and (h) the Canadian Dollar equivalent of U.S. $10 million, pursuant to a revolving credit facility for the Borrower's Canadian operations on terms and subject to documentation satisfactory to the Required Banks.

         4.2.7 Investments. Make or suffer to exist any investments, or commitments therefor, in any other Person, except (a) Qualified Investments, (b) those in existence on the date hereof and included within the financial statements described in SECTION 3.4, (c) as permitted by SECTIONS 4.2.3 and 4.2.8 hereof, (d) investments in and guarantees of Indebtedness of joint ventures and investments in the stock of customers received in lieu of defaulted accounts receivable which do not exceed in the aggregate ten percent (10%) of Consolidated Net Worth at any time, and
     (e) other investments which do not exceed $1,000,000 in common stock and other securities which are not Qualified Investments.

         4.2.8 Loans and Advances. Make any loan, disbursement or advance to, or investment in, any Person, except (a) extensions of trade credit and advances to suppliers in the ordinary course of business, and (b) loans, disbursements or advances to employees not exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate outstanding at any time.

         4.2.9 Guarantees. Make or suffer to exist any guarantees of or otherwise be responsible in any manner with respect to the obligations of any other Person, except (a) endorsements of instruments for deposit or collection in the ordinary course of business, (b) guarantees in favor of the Banks, (c) as permitted by SECTION 4.2.7(d), (d) guarantees of Indebtedness of wholly-owned Subsidiaries, and
     (e) upon delivery to the Agent of Guarantees required by SECTION 4.1.17 hereof, guarantees of the Subsidiaries of the Indebtedness described in
     SECTION 4.2.6(g) hereof.

         4.2.10 Special Corporate Transactions. Engage in any material transaction with any Person (other than Subsidiaries) other than on an arm's length basis.

         4.2.11 Accounting Policies. Change its fiscal year or any of its significant accounting policies, except to the extent necessary to comply with GAAP.

         4.2.12 Change of Business. Make any material change in the nature of its business as carried on at the date of this Agreement.

         4.2.13 Benefit Plans. Permit any condition to exist in connection with any Plan which could result in the Borrower or a Subsidiary incurring any material liability, fine or penalty.

         4.2.14 Margin Stock. Use or cause or permit the proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

         4.2.15 Other Agreements. Enter into any agreement containing any provision which would be violated or breached in any material respect by the performance of its obligations under this Agreement or under any other Loan Document.

         4.2.16 Judgments. Permit uninsured judgments and/or monetary penalties rendered against it or any Subsidiary in excess of Seven Hundred Fifty Thousand ($750,000) in the aggregate in any judicial or administrative proceeding to remain unsatisfied for a period in excess of thirty (30) days unless such judgments and/or penalties are being contested in good faith by appropriate proceedings and execution upon any such judgments have been stayed and appropriate reserves have been established with respect thereto.

         4.2.17 Principal Office. Change the location of its principal office unless it gives not less than thirty (30) days prior written notice of such change to the Agent.


                   SECTION 5. CONDITIONS PRECEDENT TO LOANS
                   ----------------------------------------

     5.1 Conditions to Initial Advance. The Banks shall not be obligated to make the initial Advances under their Commitments, and NationsBank shall not be obligated to issue any Standby Letter of Credit unless (a) no Default or Potential Default shall then exist, (b) all legal matters incident to such borrowing shall be satisfactory to the Banks and their counsel, and (c) the following conditions precedent shall have been fulfilled to the satisfaction of the Banks and all of the documents required to be delivered to the Agent or the Banks shall be satisfactory to the Agent and the Banks in form and substance:

         5.1.1 Opinion of Counsel. The Banks shall have received a favorable written opinion of counsel to the Borrower as to those matters reasonably required by the Banks.

         5.1.2 Organizational Documents. The Agent shall have received certified copies of each of the Borrower's and each (if marked by an asterisk on SCHEDULE 3.15) Subsidiary's articles of incorporation and by-laws, both as amended, accompanied by recent certificates of good standing issued by the Secretary of State of its state of incorporation and those states in which the Borrower or such Subsidiary owns property, maintains offices or conducts business.

         5.1.3 Corporate Resolutions. The Agent shall have received certified copies of resolutions of the Board of Directors of the Borrower authorizing the execution and delivery of the Loan Documents, and designating by name and title the officer or officers of the Borrower authorized to execute the Loan Documents.

         5.1.4 Incumbency Certificates. The Agent shall have received incumbency certificates, executed by the secretary or assistant secretary of the Borrower, which shall identify the name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents, and the Banks shall be entitled to rely upon such certificates until informed of any change in writing by the Borrower.

         5.1.5 Loan Documents. The Agent shall have received the Loan Documents duly executed by the authorized officers of the Borrower.

         5.1.6 Insurance. The Agent shall have received evidence of insurance showing that the insurance required hereunder to be maintained by the Borrower and its Subsidiaries is in full force and effect.

         5.1.7 Facility Fees. The fee due to the Agent before the first Advance or Standby Letter of Credit described in the letter agreement dated this date between the Agent and the Borrower shall have been paid to the Agent.

         5.1.8 Repayment of Existing Bank Indebtedness. Repayment in full of all amounts outstanding pursuant to that Credit Agreement among the Borrower, NationsBank of Texas, N.A., Bank One, Indianapolis, National Association, Bank of America Illinois, and NationsBank of Texas, N.A., as Agent, dated as of July 23, 1993, as amended, and cancellation of all commitments thereunder.

         5.1.9 Additional Documentation. Such other documents as the Banks may reasonably request shall have been delivered to the Agent.

     5.2 Conditions to Subsequent Advances. NationsBank shall not be obligated to issue Standby Letters of Credit and the Banks shall not be obligated to make subsequent Advances under their Commitments unless (a) no Default or Potential Default shall then exist, (b) all legal matters incident to such borrowing shall be satisfactory to the Banks and their counsel, and (c) each representation and warranty contained in SECTION 3 hereof shall be and remain true and correct, except to the extent any such representation or warranty relates solely to an earlier date and except changes reflecting transactions permitted by this Agreement. Each borrowing notice or other request for financial accommodation under the Facilities shall constitute a representation or warranty by the Borrower that the applicable conditions contained in this SECTION 5 have been satisfied and shall also constitute the representation and warranty that no material adverse change affecting the Borrower's business, operations, financial condition, properties or prospects has occurred since the date of the last financial statements furnished to the Banks pursuant to SECTION 4.1.1 hereof.


                              SECTION 6. DEFAULT
                              ------------------

     6.1 Events of Default. The occurrence of any one or more of the following events shall constitute a Default:

         (a) nonpayment of any payment of principal or interest on any of the Notes, or any fee or other payment Obligation in connection with any Facility; or breach by the Borrower or any Subsidiary of any provision of
     SECTION 4.1 or SECTION 4.2;

         (b) the breach of any other provision of the Loan Documents which is not remedied within fifteen (15) days after written notice from Agent;

         (c) any representation or warranty made by the Borrower or any Guarantor to the Banks under or in connection with the Loan Documents is false or misleading in any material respect as of the date made;

         (d) the Borrower or a Subsidiary shall (i) have an order for relief entered with respect to it under the Federal Bankruptcy Act, (ii) admit in writing its inability to pay its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, consent to, or acquiesce in, the appointment of a receiver, trustee, liquidator or similar official for it or any substantial part of its property, (v) institute any proceeding seeking any order for relief under the Federal Bankruptcy Act or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debtors under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) fail to have vacated or set aside within thirty (30) days of its entry any order of a court appointing without its consent a receiver, trustee, liquidator or similar official for it or any substantial part of its property;

               (e) without the application, approval or consent of the Borrower or a Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower, or a Subsidiary or any substantial part of its property, or any proceeding described in item
          (d) shall be instituted against the Borrower or a Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of thirty (30) consecutive days;

               (f) any order is entered in any proceedings against the Borrower or a Subsidiary decreeing the dissolution or split-up of the Borrower or a Subsidiary or the divestiture of a substantial portion of the assets of the Borrower or a Subsidiary, which order is not vacated or set aside within thirty (30) days of its entry, or any Governmental Authority shall condemn, seize or otherwise appropriate, or take custody or control of all or any substantial portion of the property of the Borrower or a Subsidiary;

               (g) there occurs any Reportable Event or Prohibited Transaction under, or any complete or partial withdrawal from, or any other event which would constitute grounds for termination of or the appointment of a trustee to administer, any Plan maintained by the Borrower or any ERISA Affiliate for the benefit of its Employees (as such terms are defined in ERISA) which could have a material adverse effect on the financial condition of the Borrower or any of its Subsidiaries;

               (h) the failure of the Borrower or a Subsidiary to pay when due or within any applicable grace or cure period its obligations for (A) other borrowed money, (B) the deferred purchase price of property or services (exclusive of the failure to pay trade payables), or (C) trade payables more than thirty (30) days past due, if such defaulted or past due obligations in (A) through (C) exceed One Million Dollars ($1,000,000) in the aggregate at any time, or the default by the Borrower or any Subsidiary in the performance of any other term, provision or condition contained in any agreement under which any such obligation was created or governed, the effect of which is to permit, with the giving of notice or lapse of time, or both, the holder of such obligation to cause such obligation to become due prior to its stated maturity, unless such default is waived in writing by the holder of such obligation; or any of such obligation shall be validly declared to be due and payable or required to be prepaid prior to the stated maturity thereof;

               (i) any default by a Guarantor under a Guaranty or the termination or revocation or the attempted termination or revocation of a Guaranty by a Guarantor; or

               (j) If a Person controls (as that term is defined in the second sentence of the definition of Bank Affiliate) the Borrower.

     6.2  Acceleration.  If any Default described in SECTION 6.1, ITEM (D) or
(E), occurs, the commitments of the Banks to make, renew or convert Advances of the Loans, or to issue Standby Letters of Credit hereunder shall automatically terminate and the Obligations (including, without limitation, an obligation to deposit with the Agent a sum equal to the aggregate face amount of the outstanding Standby Letters of Credit pursuant to SECTION 6.4 hereof) shall immediately become due and payable without any election or action on the part of any Bank. If any other Default occurs, then upon the declaration of the Required Banks, or the Agent, at the direction of the Required Banks, the obligations of the Banks to make, renew or convert Advances of the Loans, and the obligation of NationsBank to issue Standby Letters of Credit under this Agreement shall terminate and the Obligations (including, without limitation, an obligation to deposit with the Agent a sum equal to the aggregate face amount of the outstanding Standby Letters of Credit pursuant to SECTION 6.4 hereof) shall immediately become due and payable. In either event, the Obligations shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives. The remedies of the Banks specified in this Agreement and the other Loan Documents shall not be exclusive and the Banks may avail themselves of any of the remedies provided by law as well as any equitable remedies available to the Banks, and each and every remedy shall be cumulative and concurrent and shall be in addition to every other remedy now or hereafter existing at law or in equity.

     6.3 Subrogation. NationsBank shall, to the extent of any payments made by NationsBank under any Standby Letter of Credit, be subrogated to all rights of the beneficiary of such Standby Letter of Credit as to all obligations of the Borrower with respect to which such payment shall have been made by NationsBank.

     6.4 Deposit to Secure Reimbursement Obligations. When any Default or Potential Default has occurred and is continuing, the Required Banks or the Agent at the direction of the Required Banks may demand that the Borrower immediately pay to the Agent an amount equal to the aggregate outstanding amount of the Standby Letters of Credit and the Borrower shall immediately upon any such demand make such payment. The Borrower hereby irrevocably grants to the Agent for the benefit of NationsBank (for itself and any Bank participating in such Standby Letters of Credit) a security interest in all funds deposited to the credit of or in transit to any deposit account or fund established pursuant to this SECTION 6.4, including, without limitation, any investment of such fund. The Borrower hereby acknowledges and agrees that the Agent and NationsBank would not have an adequate remedy at law for failure by the Borrower to honor any demand made under this SECTION 6.4 and that the Agent and NationsBank shall have the right to require the Borrower specifically to perform its undertakings in this SECTION 6.4 whether or not any draws have been made under any Standby Letter of Credit. In the event the Agent or NationsBank makes a demand pursuant to this SECTION 6.4, and the Borrower makes the payment demanded, the Agent agrees to invest the amount of such payment for the account of the Borrower and at the Borrower's risk and direction in Qualified Investments.

     6.5 Preservation of Rights. No delay or omission of the Agent or any Bank to exercise any power or right under the Loan Documents shall impair such power or right or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any power or right shall not preclude other or further exercise thereof or the exercise of any other power or right. No Advance hereunder shall constitute a waiver of any of the conditions of any Bank's obligation to make further Advances, nor, in the event Borrower is unable to satisfy any such condition, shall a waiver of such condition in any one instance have the effect of precluding any Bank from thereafter declaring such inability to be a Default hereunder. No course of dealings shall be binding upon the Agent or any Bank.


                              SECTION 7. THE AGENT
                              --------------------

     7.1 Appointment. Each of the Banks hereby designates and appoints NationsBank as the Agent of such Bank under this Agreement and the other Loan Documents, and each such Bank authorizes NationsBank, as Agent to act as the Agent for such Bank. The duties of the Agent shall be administrative in nature, and the Agent shall not have a fiduciary relationship in respect of any Bank by reason of this Agreement, and the Agent shall not be deemed to have assumed any obligation towards or relationship or agency or trust with or for the Borrower. The provisions of this SECTION 7 are solely for the benefit of the Agent and the Banks, and the Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof.

     7.2 Powers. The Agent shall have and may exercise such powers hereunder and under the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereby, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Banks, or any obligation to the Banks to take any action hereunder or thereunder except any action specifically provided by this Agreement or the other Loan Documents to be taken by the Agent. The Agent shall take such action or refrain from taking such action as is directed by the Required Banks, or, if this Agreement or the Loan Documents requires that such direction shall be given by all of the Banks, then by all the Banks.

     7.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents except for its or for such person's own gross negligence or willful misconduct, or be responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent or any of the Banks under or in connection with this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any of the other Loan Documents or for any failure of the Borrower to perform the Obligations. The Agent shall not be under any obligation to any of the Banks to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or the conditions of, this Agreement. The Agent shall be fully justified in failing or refusing to take any action hereunder or under the other Loan Documents unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability and expense which may be incurred by it or by reason of taking or continuing to take any such action.

     7.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. The Agent shall in all cases be fully protected in acting, or refraining from acting, hereunder or under the other Loan Documents in accordance with written instructions signed by the Required Banks pursuant to
SECTION 6.2, 6.4, 7.5, 7.9, or 8.1, or signed by all of the Banks as required by
SECTION 8.1 hereof, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all the Banks and on all holders of the Notes. Further, the Agent shall be entitled to rely, with respect to legal matters, upon the opinion of counsel selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent. Any requests, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

     7.5 Defaults/Notices. Except for a Default specified in SECTION 6.1(A) hereof, the Agent shall not be deemed to have knowledge of the occurrence of any Default or Potential Default unless the Agent has received written notice from a Bank or the Borrower specifying such Default or Potential Default and stating that such notice is a "NOTICE OF DEFAULT". In the event that the Agent receives such a notice, the Agent shall promptly give written notice thereof to the Banks. Any time a Bank has actual knowledge of the occurrence of any Default or Potential Default, such Bank shall promptly give written notice thereof to the Agent. The Agent shall take such action with respect to a Default or a Potential Default as shall be reasonably directed in writing by the Required Banks or all the Banks, as applicable, provided, however, that, unless and until the Agent shall have received such direction, the Agent may take such action, or refrain from taking such action with respect thereto, as it shall deem advisable in the best interests of the Banks. The Agent shall have no obligation to impose or collect the Default rate of interest as provided in SECTION 2.3.1 hereof unless and until instructed in writing by the Required Banks, which written instruction shall include the Required Banks' determination of the date of Default and the amount of interest due and payable by the Borrower.

     7.6 Non-Reliance on Agent and Other Banks. Each Bank expressly acknowledges that neither the Agent nor any of its officers, directors, employees or agents has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any of the Banks. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, financial condition and creditworthiness of the Borrower and made its own decision to make its loans hereunder and enter into this Agreement. Each Bank also represents that it will independently and without reliance upon the Agent or the other Banks, and based upon such documents and information as it may deem appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement. The Agent makes no representation or warranty of any kind with respect to the validity, enforceability, legality or sufficiency of the Loan Documents or any of the other documents referred to or contemplated herein or therein.

     7.7 Rights as Bank. The Agent shall have the same rights and powers hereunder as any Bank and may exercise the same as though it were not the Agent, and the term "BANK" or "BANKS" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with the Borrower as if it were not the Agent. The Borrower hereby authorizes the Agent, as the Agent may elect in its sole discretion, to discuss with and furnish to the Banks or for a proper business purpose to any other Person having an interest in the Obligations (whether as a guarantor, pledgor, participant, purchaser or otherwise) all financial statements, audit reports and other information pertaining to the Borrower whether such information was provided by the Borrower or prepared or obtained by the Agent. Neither the Agent nor any of its employees, officers, directors or agents makes any representation or warranty regarding any audit reports or other analysis of the Borrower's condition which the Agent may elect to distribute, whether such information was provided by the Borrower or prepared or obtained by the Agent, nor shall the Agent or any of its employees, officers, directors or agents be liable to any Person receiving a copy of such reports or analysis for any inaccuracy or omission contained therein or relating thereto.

     7.8 Agent's Indemnification and Reimbursement. The Banks agree to indemnify and to reimburse the Agent (to the extent not reimbursed by the Borrower) according to their Pro Rata Shares, from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed upon, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Agent under this Agreement or the other Loan Documents, provided that no Bank shall be liable for any portion of the foregoing resulting from the Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Bank agrees to indemnify and reimburse the Agent (to the extent not reimbursed by the Borrower) promptly upon demand for its Pro Rata Share, (a) for any expenses not reimbursed by the Borrower and for which the Agent is entitled to reimbursement by the Borrower hereunder, and (b) for all out-of-pocket expenses (including, without limitation, fees and disbursements of counsel) incurred by the Agent on behalf of the Banks in connection with the preparation, administration (other than ordinary expenses of administration and Agent's fees), or enforcement of, or legal advice in respect its rights or responsibilities under this Agreement.

     7.9 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Borrower and may be removed at any time with or without cause by the Required Banks. The Agent may also be removed by all the Banks (except for a Bank that is also the Agent) for gross negligence or willful misconduct of its obligations under this Agreement or the other Loan Documents. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving notice of resignation, then the retiring Agent may appoint a successor Agent. Such successor Agent shall be a commercial bank having capital and retained earnings of at least One Hundred Million Dollars ($100,000,000). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this SECTION 7 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was acting as the Agent hereunder.

                          SECTION 8. GENERAL PROVISIONS
                          -----------------------------

     8.1 Waivers, Amendments and Remedies. No delay or omission of the Agent or any of the Banks to exercise any power or right under the Loan Documents shall impair such power or right or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such power or right shall not preclude other or further exercise thereof or the exercise of any other power or right. No waiver, amendment, modification, consent or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing and signed by the Required Banks, and, to the extent any rights or duties of the Agent may be affected thereby, the Agent; provided, however, that no waiver, amendment, modification, consent or other variation shall without the consent of the Agent and all of the Banks
(a) authorize or permit the extension of time for paying the principal of, or interest on, the Obligations, or any fees payable thereunder, or any reduction in the principal amount thereof or the rate of interest or fees thereon, (b) amend (i) the respective percentages of the Banks' Commitments, (ii) the definition of Required Banks or the percentage of Banks required to take or approve any action hereunder, or (iii) provisions of this SECTION 8.1 or SECTIONS 6.1 or 6.2, (c) release any Guaranty, or (d) waive, amend, or modify any other provision of the Loan Documents or a Guaranty which creates an obligation on the part of the Borrower or any Guarantor to indemnify the Agent or any Bank or to pay money to the Agent or any Bank. Except for waivers and consents granted by the Required Banks for violations and requests by the Borrower with respect to the provisions of SECTION 4, no amendment or modification of the provisions of SECTIONS 4.1.2, 4.1.3, and 4.1.4, shall be valid without the written agreement of all the Banks. Any such waiver, amendment, modification or consent shall be effective only in the specific instance and for the specific purpose for which given. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Banks until the Obligations have been paid in full.

     8.2 Taxes. Any taxes (excluding income taxes payable by the Banks) payable or ruled payable by federal or state authority in respect of the Loan Documents shall be paid by the Borrower together with interest and penalties, if any.

     8.3 Successors and Assigns. The Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Banks and the Agent, and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under the Agreement or any interest herein, without the prior written consent of the Banks.

     8.4 Waiver of Setoff. The Borrower agrees that it will not exercise any right of setoff on any of the Notes or assert any claim for reduction or credit against any of the Notes except when actual payment has been made.

     8.5 Severability. If any provision of any of the Loan Documents is contrary to the governing law, the same shall not invalidate any of the other provisions hereof or thereof.

     8.6 ENTIRE AGREEMENT. A CREDIT AGREEMENT IN WHICH THE AMOUNT INVOLVED EXCEEDS $50,000 IN VALUE IS NOT ENFORCEABLE UNLESS THE AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR BY THAT PARTY'S AUTHORIZED REPRESENTATIVE. THE RIGHTS AND OBLIGATIONS OF THE BORROWER, THE GUARANTORS, THE BANKS, AND THE AGENT SHALL BE DETERMINED SOLELY FROM WRITTEN AGREEMENTS, DOCUMENTS, AND INSTRUMENTS, AND ANY PRIOR ORAL AGREEMENTS BETWEEN SUCH PARTIES ARE SUPERSEDED BY AND MERGED INTO SUCH WRITINGS. THIS AGREEMENT (AS AMENDED IN WRITING FROM TIME TO TIME) AND THE OTHER WRITTEN LOAN DOCUMENTS EXECUTED BY THE BORROWER, ANY GUARANTOR, ANY BANK, AND/OR THE AGENT REPRESENT THE FINAL AGREEMENT BETWEEN THE BORROWER, THE GUARANTORS, THE BANKS, AND THE AGENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN SUCH PARTIES. THIS PARAGRAPH IS INCLUDED HEREIN PURSUANT TO SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, AS AMENDED FROM TIME TO TIME.

     8.7 Several Obligations. The respective obligations of the Banks hereunder are several and not joint and no Bank shall be or be deemed to be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Bank to perform any of its obligations hereunder shall not relieve any other Bank from any of its obligations hereunder.

     8.8 Costs and Expenses. The Borrower shall reimburse the Agent for any and all reasonable costs, charges and out-of-pocket expenses, including, without limitation, reasonable fees and out-of-pocket expenses of counsel for the Agent, paid or incurred by the Agent in connection with the preparation, review, execution, delivery, amendment, modification, and administration of the Loan Documents. The Borrower shall also reimburse the Agent and each Bank for any and all reasonable costs, charges and out-of-pocket expenses, including, without limitation, reasonable fees and out-of-pocket expenses of counsel, paid or incurred in connection with the collection and enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents. Any Bank may pay or deduct from the loan proceeds any of such expenses, and any proceeds so applied shall be deemed to be Advances under this Agreement evidenced by the Notes, shall bear interest at the rate of interest provided in the Notes, and, if such payment or deduction results in any over-borrowing hereunder, shall be payable on demand.

     8.9 CHOICE OF LAW. UNLESS OTHERWISE SPECIFICALLY STATED IN A LOAN DOCUMENT, THE LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES THEREUNDER AND HEREUNDER SHALL BE GOVERNED BY, AND BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, NOTWITHSTANDING THE FACT THAT TEXAS CONFLICT OF LAW RULES MIGHT OTHERWISE REQUIRE THE SUBSTANTIVE RULES OF LAW OF ANOTHER JURISDICTION TO APPLY. THE BORROWER CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN DALLAS COUNTY, TEXAS, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS MADE UPON THE BORROWER. ALL SERVICE OF PROCESS MAY BE MADE BY MESSENGER, CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY REGISTERED MAIL DIRECTED TO THE BORROWER AT THE ADDRESS STATED IN SECTION 8.11 HEREOF. THE BORROWER WAIVES ANY OBJECTION WHICH THE BORROWER MAY HAVE TO ANY PROCEEDING COMMENCED IN A FEDERAL OR STATE COURT LOCATED WITHIN DALLAS COUNTY, TEXAS, BASED UPON IMPROPER VENUE OR FORUM NON CONVENIENS. NOTHING CONTAINED IN THIS SECTION SHALL AFFECT THE RIGHT OF THE BANKS TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

     8.10 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     8.11 Notices. Any notice required or permitted to be given under this Agreement or any of the Loan Documents may be, and shall be deemed, given when actually delivered, or, if mailed, shall be deemed to have been given five (5) days after the date when sent by registered or certified United States mail, or, if by telex, shall be deemed to have been given upon receipt of the appropriate answerback, addressed to Agent or any Bank at the address specified on SCHEDULE 1.1, or if to the Borrower, as follows:

                          800 East 101st Terrace
                          Kansas City, Missouri 64131
                          Attention: Treasurer

Notwithstanding the foregoing, any notices to the Agent shall not be effective until actually received. The Borrower and the Banks may each change the address for service of notice upon it by a notice in writing to the others pursuant to this Section.

     8.12 Counterparts . This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement.

     8.13  Participations and Assignments.
           ------------------------------

          8.13.1 Participations . No Bank may participate, sell, transfer or assign all or any portion of its rights and obligations under this Agreement or its Loans without the prior written consent of the Borrower and the Agent, except without any consent of the Borrower or the Agent, any Bank may sell participations of all or part of any interest in its Loans to any Bank Affiliate; and provided, however, the Borrower's consent shall not be required during the continuance of a Default. The Borrower agrees that any permitted participant shall, subject to the provisions of SECTION 8.18, at any time during a Default have the right to set off obligations owed to such participant and not paid when due against any accounts or other assets of the Borrower held by, on deposit with or in the possession of such participant.

          8.13.2 Assignments. Subject to the provisions of this section (and if no Default is continuing, upon the prior written consent of the Borrower and the Agent), any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, sell to one or more financial institutions (each a "PURCHASER") a proportionate part (not less than $5,000,000 and in integral multiples of $1,000,000) of all or any part of its rights and obligations under the Loan Documents, and such Purchaser shall assume such rights and obligations, pursuant to an assignment agreement reasonably acceptable to the Agent. Upon delivery of an executed copy of the assignment agreement to the Borrower and the Agent and payment to the Agent of an administrative fee of $2,500 by the selling Bank, from and after the assignment's effective date (which shall be after the date of such delivery), such Purchaser shall for all purposes be a Bank party to this agreement and shall have all the rights and obligations of a Bank under this agreement to the same extent as if it were an original party hereto with a Commitment as set forth in the assignment agreement, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent (which may be 100% if it has sold 100% of its interest in the Obligations and Loan Documents), and, except as provided in the following sentence, no further consent or action by the Borrower, the Banks, or the Agent shall be required. Upon the consummation of any transfer to a Purchaser pursuant to this clause, SCHEDULE 1.1 shall automatically be deemed to reflect the name, address, and Commitment of such Purchaser, the Agent shall deliver to the Borrower and the

     Banks an amended SCHEDULE 1.1 reflecting such changes, the Borrower shall execute and deliver to each of the transferor Bank and such Purchaser a
     Note in the face amount of its Commitment following such transfer, and, upon receipt of such Note, such transferor Bank shall return to the Borrower the Note previously delivered to such Bank hereunder. A Purchaser shall be subject to all the provisions in this section and to SECTION 8.3 the same as if it were a Bank signatory hereto as of the date of this agreement.

     8.14 Setoff. Upon the occurrence of a Default, each Bank is authorized at any time and from time to time thereafter, without notice to the Borrower, to set off, appropriate and apply any and all monies, securities and other property of the Borrower now or hereafter held or received by, or in transit to, any Bank from or for the Borrower, against any Obligation in such order and manner as the Banks may reasonably determine or as provided in this Agreement.

     8.15 Indemnification. The Borrower agrees to indemnify each Bank, and its respective successors and assigns (including any purchaser of any participation in the Facilities), and its directors, officers and employees, against all losses, claims, costs, damages, liabilities and expenses, including, without limitation, all expenses of litigation or preparation therefor (a "LOSS"), which it may pay or incur in connection with or arising out of the direct or indirect application of the Proceeds of the Advances hereunder, and in connection with any mergers, consolidations or acquisitions permitted hereunder, unless such Loss is occasioned by the gross negligence or wilful misconduct of such Bank. Without limiting the generality of the foregoing, the Borrower agrees to indemnify and hold harmless each Bank, and its respective successors and assigns (including any purchaser of a participation in the Facilities) and its directors, agents, attorneys, officers and employees from and against any Loss which any of them may pay or incur in investigating, preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law or any other statute, regulation, or rule of common law. The indemnity set forth herein shall be in addition to any other Obligations of the Borrower to the Banks hereunder or at common law or otherwise, and shall survive any termination of this Agreement, the expiration of this Agreement and the payment of all Obligations. Payments by the Borrower under this SECTION 8.15 shall not reduce any other Obligations.

     8.16 Additional Amounts Payable. If any change in any existing law or the enactment, adoption or judicial or administrative interpretation of any law, regulation, treaty, guideline or directive (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System), whether or not having the force of law, or compliance with the same by any Bank, either
(a) subjects any Bank to any additional tax, duty, charge, deduction or withholding with respect to any of the Facilities (other than a tax measured by the net or gross income of such Bank), or (b) imposes or increases any reserve, special deposit or similar requirement on account of any of the Facilities not otherwise provided for in this Agreement, or (c) imposes increased minimum capital requirements on any Bank on account of its issuing or maintaining any of the Facilities; and if any of the foregoing (w) results in an increase to such Bank in the cost of issuing or maintaining any of the Facilities, or making any payment on account of any of the Facilities, (x) reduces the amount of any payment receivable by such Bank under this Agreement with respect to any of the Facilities, (y) requires such Bank to make any payment calculated by reference to the gross amount of any sum received or paid by such Bank pursuant to any of the Facilities, or (z) reduces the rate of return on such Bank's capital to a level below that which such Bank could otherwise have achieved (taking into consideration such Bank's policies with respect to Capital Adequacy) for which such costs, payment or reduction such Bank is not compensated pursuant to SECTION 2.3.3(F), then the Borrower shall pay to such Bank, as additional compensation for the Facilities, such amounts as will compensate such Bank for such increased cost, payment or reduction. Within twenty (20) days after (i) the initial demand therefor, which initial demand, if made, shall be given by such Bank within sixty (60) days after such Bank could calculate the increased cost, payment or reduction and
(ii) presentation by such Bank of a certificate to the Borrower containing a statement of the cause of such increased cost, payment or reduction and a calculation of the amount thereof (which statement and calculation shall be presumed to be correct), the Borrower shall pay the additional amount payable measured from the date such change, enactment, adoption or interpretation first affects such Bank; provided, however, that if a Bank fails to make such initial demand within such sixty (60) day period, such Bank shall, with respect to compensation payable pursuant to this SECTION 8.16, only be entitled to payment under this SECTION 8.16 for such additional compensation from and after the date sixty (60) days prior to the date such Bank makes its initial demand for additional compensation.

     8.17 Banks Not in Control. None of the covenants or other provisions contained in the Loan Documents shall or shall be deemed to, give the Banks the rights or power to exercise control over the affairs and/or management of the Borrower, any of its Subsidiaries or any Guarantor, the power of the Banks being limited to the right to exercise the remedies provided in the Loan Documents; provided, however, that if any Bank becomes the owner of any stock or other equity interest in, any Person whether through foreclosure or otherwise, such Bank shall be entitled (subject to requirements of law) to exercise such legal rights as it may have by being owner of such stock, or other equity interest in, such Person.

     8.18 Adjustments. If any Bank (a "BENEFITED BANK") shall at any time receive any payment of all or any part of the Obligations hereunder, or interest thereon, or receive any collateral in respect thereof (whether by set-off or otherwise) in a greater proportion than its ratable portion, such Benefited Bank shall purchase for cash from the other Banks such portions of the other Banks' Notes, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause the Benefited Bank to share the excess payment or benefits of such collateral or proceeds ratably with the other Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from the Benefited Bank, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest. The Borrower agrees that each Bank so purchasing a portion of another Bank's Notes may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Bank were the direct holder of such portion.

     8.19 Application of Proceeds. Notwithstanding any contrary provision of any other Loan Document, after the occurrence of a Default and acceleration of the Obligations, including, without limitation, proceeds received, shall be applied by the Agent to payment of the Obligations in the following order:

               (a) First, to payment of all costs and expenses of the Agent and the Banks incurred in connection with the preservation, collection and enforcement of the Obligations;

               (b) Second, to the payment of that portion of the Obligations constituting accrued and unpaid interest and fees, pro rata among the Banks in accordance with their Pro Rata Shares;

               (c) Third, to the payment of the principal amount of the Obligations, pro rata among the Banks in accordance with their Pro Rata Shares;

               (d) Fourth, to the payment of any other Obligations not referred to above to the Agent or any of the Banks as may be properly payable; and

               (e) Fifth, the balance, if any, after all the Obligations have been satisfied, shall be returned to the Borrower.

     8.20 Exceptions to Covenants. Neither the Borrower nor any Subsidiary shall take any action or fail to take any action which is permitted as an exception to any of the covenants contained in any Loan Document if such action or omission would result in the breach of any other covenant contained in any of the Loan Documents.

     8.21 Survival. All covenants, agreements, undertakings, representations, and warranties made in any of the Loan Documents shall survive all closings under the Loan Documents and, except as otherwise indicated, shall not be affected by any investigation made by any party. All rights of reimbursement and indemnification shall survive termination of this Agreement and payment in full of the Obligations.

     IN WITNESS WHEREOF, the Borrower, the Banks and the Agent have executed this Agreement as of the date first above written.

                                  THE RIVAL COMPANY, a Delaware corporation


                                  By:  /s/ Stanley D. Biggs
                                       ------------------------------------

                                  Its:  Vice President, Treasurer
                                       ------------------------------------



                                  NATIONSBANK OF TEXAS, N.A.,
                                  as Agent and a Bank


                                  By:
                                       ------------------------------------

                                  Its:
                                       ------------------------------------


                                  BANK ONE, INDIANAPOLIS, NATIONAL
                                  ASSOCIATION, a Bank


                                  By:
                                       ------------------------------------

                                  Its:
                                       ------------------------------------


                                  BANK OF AMERICA ILLINOIS, a Bank


                                  By:
                                       ------------------------------------

                                  Its:
                                       ------------------------------------

     IN WITNESS WHEREOF, the Borrower, the Banks and the Agent have executed this Agreement as of the date first above written.

                                  THE RIVAL COMPANY, a Delaware corporation


                                  By:
                                       -----------------------------------

                                  Its:
                                       -----------------------------------



                                  NATIONSBANK OF TEXAS, N.A.,
                                  as Agent and a Bank


                                  By:  /s/ Perry B. Stephenson
                                       -----------------------------------
                                       Perry B. Stephenson

                                  Its:
                                       -----------------------------------
                                       Senior Vice President


                                  BANK ONE, INDIANAPOLIS, NATIONAL
                                  ASSOCIATION, a Bank


                                  By:
                                       -----------------------------------

                                  Its:
                                       -----------------------------------


                                  BANK OF AMERICA ILLINOIS, a Bank


                                  By:
                                       -----------------------------------

                                  Its:
                                       -----------------------------------

     IN WITNESS WHEREOF, the Borrower, the Banks and the Agent have executed this Agreement as of the date first above written.

                                  THE RIVAL COMPANY, a Delaware corporation


                                  By:
                                       -----------------------------------

                                  Its:
                                       -----------------------------------



                                  NATIONSBANK OF TEXAS, N.A.,
                                  as Agent and a Bank


                                  By:
                                       -----------------------------------

                                  Its:
                                       -----------------------------------



                                  BANK ONE, INDIANAPOLIS, NATIONAL
                                  ASSOCIATION, a Bank


                                  By:
                                       -----------------------------------

                                  Its:
                                       -----------------------------------


                                  BANK OF AMERICA ILLINOIS, a Bank


                                  By:  /s/ R. Guy Stapleton
                                       -----------------------------------
                                       R. Guy Stapleton

                                  Its:
                                       -----------------------------------
                                       Managing Director

     IN WITNESS WHEREOF, the Borrower, the Banks and the Agent have executed this Agreement as of the date first above written.

                                  THE RIVAL COMPANY, a Delaware corporation


                                  By:
                                       -----------------------------------

                                  Its:
                                       -----------------------------------


                                  NATIONSBANK OF TEXAS, N.A.,
                                  as Agent and a Bank


                                  By:
                                       -----------------------------------

                                  Its:
                                       -----------------------------------


                                  BANK ONE, INDIANAPOLIS, NATIONAL
                                  ASSOCIATION, a Bank


                                  By:  /s/ Anthony Schlichte
                                       -----------------------------------

                                  Its: Vice President & Manager
                                       -----------------------------------


                                  BANK OF AMERICA ILLINOIS, a Bank


                                  By:
                                       -----------------------------------

                                  Its:
                                       -----------------------------------

                                  SCHEDULE 1.1
                                  ------------

                             BANKS AND COMMITMENTS
                             ---------------------


     Bank and Address                     Commitment
=====================================================
NationsBank of Texas, N.A.                $33,000,000
901 Main Street, 67th Floor
Dallas, Texas 75202
Telecopy No. (214) 508-0980
Attn:  Perry B. Stephenson
       Senior Vice President
=====================================================
Bank One, Indianapolis, National           21,000,000
 Association
Bank One Center-Tower
111 Monument Circle, Suite 1911
Indianapolis, Indiana 46277-0119
Telecopy No. (317) 321-8830
Attn:  Holly Fischer Durbin
       Relationship Manager
=====================================================
Bank of America Illinois                   21,000,000
231 South La Salle Street
Chicago, Illinois  60697
Telecopy No. (312) 987-1276
Attn:  R. Guy Stapleton
       Managing Director
=====================================================
TOTAL                                     $75,000,000
=====================================================

                                 SCHEDULE 3.15
                                 -------------

                               THE RIVAL COMPANY
                               -----------------

                                  SUBSIDIARIES
                                  ------------



Each is 100 percent owned by The Rival Company:

     Rival Manufacturing of Canada, Ltd, a Canadian Corporation *

     Waverly Products Company Limited, a Jamaican Corporation

     Pollenex Corporation, a Missouri Corporation *

     Fasco Consumer Products, Inc., a Delaware Corporation *

     Patton Electric Company, Inc., an Indiana Corporation *

     Patton Electric Company, Hong Kong, Ltd., a Hong Kong Corporation



A 100 percent owned subsidiary of Rival Canada:

     RC Acquisition, Inc., a Canadian Corporation


A 100 percent owned subsidiary of RC Acquisition, Inc.:

     Bionaire Inc., a Canadian Corporation *



Each is either directly or indirectly, a 100 percent owned subsidiary of Bionaire Inc.:

     Bionaire Corporation, a New Jersey Corporation *

     Bionaire International B.V., a Netherlands Corporation

     Bionaire Worldwide Management, Inc., a Florida Corporation

     Bionaire France, a French Corporation

                                 SCHEDULE 3.16
                                 -------------

                               THE RIVAL COMPANY
                               -----------------

                            ENVIRONMENTAL COMPLIANCE
                            ------------------------



Kansas City, Missouri:

In June, 1992, the Company terminated the lease of its former office/warehouse facility at 36th and Bennington, Kansas City, Missouri. Upon lease termination, the landlord engaged an engineer to perform an environmental study of the property. The landlord has performed some remediation at the site. The Company has not determined the extent of its responsibility, if any, for such expense.

                                 SCHEDULE 4.2.2
                                 --------------

                               THE RIVAL COMPANY
                               -----------------

                                     LIENS
                                     -----



     Liens on assets of Bionaire Inc. and its subsidiaries related to a Secured Revolving Credit and Term Loan Facility between Bionaire Inc. and Royal Bank of Canada with an unpaid balance of approximately U.S. $6 million.

                                SCHEDULE 4.2.6
                                --------------

                               THE RIVAL COMPANY
                               -----------------

                             EXISTING INDEBTEDNESS
                             ---------------------



     8.21.1 Indebtedness pursuant to the Credit Agreement among The Rival Company and NationsBank of Texas, N.A., Bank One, Indianapolis, N.A., and Bank of America Illinois, dated as of July 23, 1993, as amended, which will be paid in full with the proceeds of the first Advances pursuant to the Credit Agreement, as required by SECTION 5.1.11 thereof.

     Indebtedness pursuant to a $15 million Promissory Note dated March 25, 1996, between The Rival Company and NationsBank of Texas, N.A., which will be paid either at its stated maturity or, if issued before then, with the proceeds of the Indebtedness issued pursuant to the Note Purchase Agreement to be dated subsequent to the date hereof.

     Indebtedness of Bionaire Inc. pursuant to a Secured Revolving Credit and Term Loan Facility with an unpaid balance of approximately U.S. $6 million between Bionaire Inc. and Royal Bank of Canada.




                                                                  Schedule 4.2.6
                                                                  --------------

                                   EXHIBIT A
                                   ---------

                                PROMISSORY NOTE
                                ---------------

$______________________                                         April 15, 1996


     FOR VALUE RECEIVED, THE RIVAL COMPANY, a Delaware Corporation ("MAKER"), promises to pay to the order of _____________________________________ ("PAYEE")
that portion of the principal amount of $________________________ that may be disbursed and outstanding under this note, together with interest.

     This note is one of the "Notes" under the Credit Agreement dated as of the same date as this note (as renewed, extended, amended, supplemented, replaced, or restated, the "CREDIT AGREEMENT"), among Maker, Payee and certain other "Banks," and NationsBank of Texas, N.A. (as agent for itself and other Banks, "AGENT"). All of the defined terms in the Credit Agreement have the same meanings when used in this note.

     This note incorporates by reference the principal and interest payment terms in the Credit Agreement for this note -- including, without limitation, the final maturity of the last day of the Commitment Period.

     This note incorporates by reference all other provisions in the Credit Agreement applicable to this note -- such as provisions for disbursements of principal, applicable interest rates before and after Default, voluntary and mandatory prepayments, acceleration of maturity, exercise of rights, payment of attorneys' fees, court costs, and other costs of collection, and certain waivers, choice of Texas and United States federal law, usury savings, and other matters applicable to "Loan Documents" under the Credit Agreement.

                             THE RIVAL COMPANY, Maker



                             By     ____________________________________________
                             (Name) ____________________________________________
                             (Title)____________________________________________



                                                                       Exhibit A
                                                                       ---------

                                   EXHIBIT B
                                   ---------

                            APPLICATION FOR ADVANCE
                            -----------------------

                                                     Date: _____________________

NationsBank of Texas, N.A.
901 Main Street
Dallas, Texas 75202

Gentlemen:

     The Rival Company hereby requests an Advance in the amount of $_____________ under the Loans provided for in that certain Credit Agreement dated as of April 15, 1996, (the "Agreement"), among The Rival Company, certain "Banks" and NationsBank of Texas, N.A. ("NationsBank") individually and as agent for itself and the Banks ("Agent"). Please disburse this Advance by crediting the amount thereof to The Rival Company's Account No. ____________________ maintained with NationsBank. Capitalized terms not specifically defined herein shall have the meaning described in the Agreement.

     In connection with this request, the undersigned certifies as follows:

          The undersigned is an Authorized Officer of The Rival Company.

          Each of the representations and warranties contained in Section 3 of the Agreement (each as modified or otherwise affected by Section 5.2) are true and correct as of this date.

          No material adverse change affecting The Rival Company's business, operations, financial condition, properties or prospects has occurred since the date of the last financial statements furnished to the Banks pursuant to Section
4.1.1 of the Agreement.

          No Default or Potential Default currently exists.

                                  Very truly yours,

                                  THE RIVAL COMPANY


                                  By:_______________________________________

                                  ------------------------------------------
                                                (Printed Name)

                                  AUTHORIZED OFFICER OF THE RIVAL
                                  COMPANY




                                                                       EXHIBIT B

                                   EXHIBIT D
                                   ---------

                             COMPLIANCE CERTIFICATE

    FOR _______________ ENDED _______________, 199__ (the "SUBJECT PERIOD")


AGENT:     NationsBank of Texas, N.A.            DATE: ______________, 199__

BORROWER:  The Rival Company

- --------------------------------------------------------------------------------

     This certificate is delivered under the Credit Agreement, as it may be from time to time renewed, extended, amended, replaced, or restated, (the "CREDIT AGREEMENT") dated as of April 15, 1996, among The Rival Company, NationsBank of Texas, N.A., as a Bank and the Agent, and certain financial institutions listed and referred to as Banks in the Credit Agreement. Unless stated otherwise, all capitalized terms in this Certificate shall have the same meanings ascribed to them in the Credit Agreement.

     I certify to the Agent and the Banks that, on the date of this certificate,
(a) I am an Authorized Officer of the Borrower; (b) the financial statements of the Borrower attached to this certificate were prepared in accordance with GAAP, and present fairly the (consolidated and consolidating, if applicable) financial condition and results of operations of the Borrower as of, and for the (quarter or fiscal year) ended on, the last day of the Subject Period; (c) a review of the activities of the Borrower and its subsidiaries during the Subject Period has been made under my supervision with a view to determining whether, during the Subject Period, the Borrower and its subsidiaries performed and complied with all of their obligations under the Loan Documents, and during the Subject Period, to my knowledge (i) the Borrower and its subsidiaries performed and complied with all of their obligations under the Loan Documents (except for the deviations, if any, set forth on a schedule annexed to this certificate) in all material respects, and (ii) no Default (nor any Potential Default) has occurred which has not been cured or waived (except the Defaults or Potential Defaults, if any, described on the schedule annexed to this certificate); and (d) to my knowledge, the status of compliance by the Borrower with SECTIONS 4.1.2, 4.1.3 AND 4.1.4 of the Credit Agreement at the end of the Subject Period is as set forth on the schedule annexed to this certificate.



                              By
                              __________________________________________________
                              (Name)
                              __________________________________________________
                              (Title)
                              __________________________________________________

                       SCHEDULE TO COMPLIANCE CERTIFICATE


     8.22 Describe deviations from performance or compliance with covenants, if any -- CLAUSE (C)(I) of attached certificate -- if none, so state:



     8.23 Describe Defaults or Potential Defaults, if any -- CLAUSE (C)(II) of the attached certificate -- if none, so state:



     8.24 Reflect compliance with covenants in SECTIONS 4.1.2, 4.1.3 AND 4.1.4 at end of Subject Period (on a consolidated basis, if applicable) -- CLAUSE (D) of the attached certificate:



Section 4.1.2  Minimum Net Worth

     A. Net Worth
                                                           $
                                                             ===========
     B. Required Minimum Net Worth

        (1) Fixed Sum                                      $ 80,000,000

        (2) 75% of proceeds of equity securities
            issuance since April 15, 1996                + $
                                                             -----------
        (3) 50% of consolidated net income
            since July 1, 1995 (without deducting
            net loss for any fiscal quarter)             + $
                                                             -----------

        (4) Required Minimum Net Worth                   = $
                                                             ===========

                                       1                               Exhibit D
                                                                       ---------

Section 4.1.3  Fixed Charge Coverage Ratio


     A. EBITDA

        (1) Net Income before interest expense,
            taxes and extraordinary items                  $
                                                             -----------

        (2) Depreciation expense                           $
                                                             -----------

        (3) Amortization expense                           $
                                                             -----------

        (4) EBITDA                                       = $
                                                             ===========

     B. Fixed Charges

        (1) Current maturities of
            long term debt                                 $
                                                            ------------

        (2) Capital expenditures                           $
                                                            ------------

        (3) Cash tax expenditures                          $
                                                            ------------

        (4) Dividends paid or currently
            payable                                        $
                                                            ------------

        (5) Interest Expense                               $
                                                            ------------

        (6) Total                                        = $
                                                            ============

     C. Fixed Charges Coverage Ratio
        [Line A(7) / B(6)]                               =       :  1.0
                                                            ============

     D. Minimum Required Fixed Charge
        Coverage Ratio                                       1.15 : 1.0
                                                            ============

Section 4.1.4  Leverage Ratio

     (A)       Indebtedness                                $
                                                            ------------

     (B)       Net Worth                                   $
                                                            ------------

                                       2                              Exhibit D
                                                                      ---------

     (C)       Leverage Ratio
               (Line A / Line A + B)                         ------------

     (D)       Maximum allowed for the last
               day of the Subject Period                     .60 to 1.0
                                                             ------------

                                       3                               Exhibit D
                                                                       ---------